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                                                                    Exhibit 10.1

                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of this 8thday of November, 2005, is by and among WNS HOLDINGS LTD., a Jersey corporation having its office at 22 Grenville Street, St. Helier, Jersey JE4 8PX (the "Buyer"); FIRST MAGNUS FINANCIAL CORPORATION, an Arizona corporation with its principal place of business at 603 North Wilmot, Tucson, Arizona 85711, USA ("First Magnus-I"); FIRST MAGNUS CONSULTING LLC, an Arizona limited liability company with its principal place of business at 603 North Wilmot Road, Tucson, Arizona 85711, USA ("First Magnus-II"; and First Magnus-I and First Magnus-II are referred to herein collectively as "First Magnus"); MR. VIVEK SHIVPURI, an individual whose address is at 7520 East Placita Ventana Nayes, Tucson, Arizona 85750, USA ("Mr. Shivpuri"); MR. AMIT GUJRAL, an individual whose address is at 7563 East Placita De LaVina, Tucson, Arizona 85750, USA ("Mr. Gujral"); MR. ARVIND SRIVASTAVA, an individual whose address is at G.P.O. Box #8238, General Post Office, Central Hong Kong ("Mr. Srivastava"); MR. FRANCESCO PAOLA, an individual whose address is at 6938 East Nuthatch Trail, Tucson, Arizona 85750, USA ("Mr. Paola"); (Mr. Paola, Mr. Shivpuri, Mr. Gujral and Mr. Srivastava being collectively referred to in this Agreement as the "Core Members"); each of the individuals identified on Exhibit A to this Agreement (each a Shareholder, and collectively the "Shareholders"); Mr. Shivpuri, in his capacity as the Shareholder Representative (as hereinafter defined) of the Sellers listed on each of Annexure 1; First Magnus-I, in its capacity as the Shareholder Representative (as hereinafter defined) of First Magnus-I and First Magnus-II; and TRINITY PARTNERS INCORPORATED., a Delaware corporation having its office at 5255 East Williams Circle, Suite 1025, Tucson, AZ 85750 (the "Company"). The Core Members, First Magnus-I, First Magnus-II and the Shareholders are collectively referred to in this Agreement as the "Sellers" and each individually sometimes as the "Seller."

                                    RECITALS

          A. As of the date of this Agreement, the Sellers in the aggregate are the registered and beneficial owners of all of the share capital of the Company. The share capital of the Company consists of: (i) 9,806,388 shares of common stock, par value $0.01 per share (the "Common Stock"), which are authorized, of which 883,838 shares are issued and outstanding, subject to the issue of additional shares of the Company between the execution of this Agreement and the Closing in accordance with the terms of this Agreement based upon the exercise of options contemplated by this Agreement; (ii) 8,922,555 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), which are authorized, of which (x) 3,367,000 shares have been designated Series A Preferred Stock (the "Series A Preferred Stock"), and of which 3,367,000 shares are issued and outstanding; and (y) 5,555,555 shares have been designated Series B Preferred Stock (the "Series B Preferred Stock"), and of which 5,555,550 shares are issued and outstanding (the Common Stock and the Preferred Stock being collectively referred to in this Agreement as the "Shares").

          B. The Sellers desire to sell to the Buyer and the Buyer desires to purchase from the Sellers, all of the Shares, upon the terms and subject to the conditions set forth in this Agreement.

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          C. Certain of the Sellers and the Buyer and/or one or more of its
Subsidiaries shall also enter into certain of the Ancillary Agreements.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

                   ARTICLE 1: DEFINITIONS AND INTERPRETATION

     1.1 Definitions. In this Agreement, the following terms shall have the meanings set forth in this Section 1.1, unless the context requires otherwise:

     "Accredited Sellers" means (i) the Representing Sellers; (ii) First Magnus-I; and (iii) First Magnus-II.

     "Affiliate" of any Party means any Person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Party. The term "Affiliate" also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of such Person and any heirs, successors, assigns of a Party. A Person shall be deemed to be "controlling" or in "control" of another Person if such first referred Person, alone or together with one or more of its Affiliates (a) owns, directly or indirectly, more than 50% (fifty percent) of the voting securities of such other Person, (b) has the right or power, directly or indirectly, to appoint a majority of the board of directors or other management body of such other Person, or (c) has the right or power, directly or indirectly, to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise; and the term "common control" shall be construed accordingly.

     "Agreement" has the meaning set forth in the preamble to this Agreement.

     "Ancillary Agreements" means the Escrow Agreement, the Employment Agreements, the First Magnus Master Services Amendment Agreement, and the Deed of Adherence, and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Buyer and/or certain of the Sellers in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

     "Acquisition Proposal" has the meaning set forth in Section 8.1.3.

     "Business", in respect of the Company and its Subsidiaries, means the business of business process outsourcing, IT outsourcing and consulting services.

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     "Business Day" shall mean a day other than a Saturday or Sunday, on which the principal commercial banks located in Mumbai, India and Tucson Arizona, USA are open for business during normal banking hours.

     "Buyer" has the meaning set forth in the preamble to this Agreement.

     "Buyer Financial Statements" has the meaning set forth in Section 6.15(a).

     "Buyer Indemnified Parties" has the meaning set forth in Section 11.1.

     "Buyer Interim Financial Statements" has the meaning set forth in Section 6.15(a).

     "Buyer Real Property Lease" and "Buyer Real Property Leases" has the meaning set forth in Section 6.7.

     "Claims Notice" has the meaning set forth in Section 11.3(a).

     "Closing" has the meaning set forth in Section 3.1.

     "Closing Date" has the meaning set forth in Section 3.1.

     "Code" means the U.S. Internal Revenue Code of 1986, as amended.

     "Common Stock" has the meaning set forth in the recitals to this Agreement.

     "Company" has the meaning set forth in the preamble to this Agreement.

     "Company Financial Statements" has the meaning set forth in Section
4.17(a).

     "Company Interim Financial Statements" has the meaning set forth in Section 4.17(a).

     "Company Material Customers" has the meaning set forth in Section 4.22(a).

     "Company Material Suppliers" has the meaning set forth in Section 4.22(b).

     "Company Real Property Lease" has the meaning set forth in Section 4.7(b).

     "Company Tangible Personal Property" has the meaning set forth in Section 4.7(c).

     "Confidential Information" has the meaning set forth in Section 8.3.3.

     "Contracts" means all contracts, agreements (including, without limitation, employment agreements), leases (whether real or non-real property), commitments, understandings, instruments, guarantees, bids, orders and proposals.

     "Core Members" has the meaning set forth in the preamble to this Agreement.

     "Encumbrance" shall mean any mortgage, pledge, equitable interest, assignment by way of security, conditional sales contract, hypothecation, right of other Persons, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest,

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option, lien, charge, commitment, restriction or limitation of any nature whatsoever, including restriction on use, voting rights, transfer, receipt of income or exercise of any other attribute of ownership, right of set-off, any arrangement (for the purpose of, or which has the effect of, granting security), or any other security interest of any kind whatsoever, or any agreement, whether conditional or otherwise, to create any of the same;

     "Employment Agreements" has the meaning set forth in Section 3.2(b).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agreement" means that certain escrow agreement in the form of Exhibit B attached hereto relating to the deposit of the Escrow Shares of the Core Members by the Buyer pursuant to this Agreement. Such Escrow Agreement shall be executed on the Closing Date and shall be by and among the Buyer, each of the Core Members and Mourant & Company.

     "Escrow Shares" has the meaning set forth in Section 2.2(a).

     "First Magnus-I" has the meaning set forth in the preamble to this Agreement.

     "First Magnus-II" has the meaning set forth in the preamble to this Agreement.

     "First Magnus Master Services Agreement Amendment" means the amendment to the First Magnus Amendment Agreement set forth on Exhibit C hereto between First Magnus Financial Corporation and the Company.

     "GAAP" means U.S. generally accepted accounting principles unless otherwise expressly indicated.

     "Governmental Authority" means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, local or foreign court or arbitrator.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) and/or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). The term "Guarantee" used as a verb has a correlative meaning.

     "Indebtedness" of any Person means: (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility, or (iii) evidenced by a

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     bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP, or
(v) for all or any part of the deferred purchase price of property or services (other than trade payables) and/or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness of any Person shall include (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties, and fees or expenses actually incurred (including attorneys' fees) associated with the prepayment of any Indebtedness, (B) all "cut" but uncashed checks issued by such Person that are outstanding as of the date of this Agreement or as of the Closing Date as the case may be and (C) any and all amounts owed by such Person to any of its Affiliates.

     "Indemnified Party" has the meaning set forth in Section 11.3(a).

     "Indemnifying Party" has the meaning set forth in Section 11.3(a).

     "India Returns" has the meaning set forth in Section 4.21(q).

     "India Tax" has the meaning set forth in Section 4.21(q).

     "Intellectual Property" means the rights associated with or arising out of any of the following:

     (i) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof, and any identified invention disclosures ("PATENTS");

     (ii) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor's note, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information ("TRADE SECRETS");

     (iii) all copyrights, copyrightable works, rights in databases, data collections, "moral" rights mask works, copyright registrations and applications therefore and corresponding rights in works of authorship ("COPYRIGHTS");

     (iv) all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith ("TRADEMARKS");

     (v) all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed ("SOFTWARE");

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     (vi) all Internet domain names and all registrations for any of them
("DOMAIN NAMES"); and

     (vii) any similar, corresponding or equivalent rights to any of the foregoing any where in the world.

     "Investment" means any ownership of securities or other equity interest, directly or indirectly, in any Person.

     "Investment Agreement" means that Investment Agreement dated as of 8 March 2002, including any and all deeds of variation, deeds of adherences and any amendments through the date of the Closing by and among the Buyer and certain of its shareholders as specified therein.

     "IRS" means the U.S. Internal Revenue Service.

     "Key Employees" shall mean the executives of the Company or its Subsidiaries that hold the title of or are above the rank of an Assistant Vice President ("AVP's").

     "Knowledge of First Magnus" or "First Magnus' Knowledge" means the actual knowledge of Mr. Gurpreet S. Jaggi, the President and Chief Executive Officer of First Magnus-I and Mr. Gurpreet S. Jaggi, the Manager of First Magnus-II.

     "Knowledge of the Buyer" or "Buyer's Knowledge" means the actual knowledge of Mr. Neeraj Bhargava and Mr. Zubin Dubash, which shall be imputed to each other.

     "Knowledge of the Representing Sellers" or "Representing Sellers' Knowledge" means to the actual knowledge of the Representing Sellers, and the knowledge of one Representing Seller shall be imputed to the others.

     "Law" means any law, statute, code, ordinance, regulation or other requirement of any Governmental Authority.

     "Leased Real Property" means all real property leased or licensed by a Party.

     "Liability Claim" has the meaning set forth in Section 11.3(a).

     "Losses" has the meaning set forth in Section 11.1.

     "Material Adverse Effect" means, with respect to a Person, any change, event or effect that, when taken together with any other adverse changes, events or effects that have occurred, (a) is materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities, business, or results of operations of the business of a Person, together with its Subsidiaries taken as a whole it being understood that any change, event or effect arising out of or relating from any of the following shall not be deemed to constitute a Material Adverse Effect: (i) announcement of this Agreement or any of the Ancillary Agreements or the transactions contemplated under this Agreement or any of the Ancillary Agreements, (ii) general industry conditions not specifically relating to or having a materially

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disproportionate effect on the Person and (iii) general economic market, regulatory or political conditions.

     "Order" means any written order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

     "Ordinary Course of Business" means the Ordinary Course of Business consistent with past custom and practice (including with respect to quantity and frequency) and policies.

     "Parties" means the Persons that are parties to this Agreement collectively; and "Party" means any of them individually.

     "Permitted Encumbrances" means (a) Encumbrances for Taxes or governmental assessments, charges, or claims the payment of which are not yet due, (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other liens imposed by applicable Law incurred in the Ordinary Course of Business for sums not yet delinquent or immaterial in amount and being contested in good faith, and (c) other imperfections of title or Encumbrances, if any, which imperfections of title or other Encumbrances would not result in the creation of a Liability or obligation of a Person after the Closing Date.

     "Person" means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, or other entity.

     "Pre-Closing Dividend" has the meaning set out in Section 4.21(b).

     "Post-Closing Tax Period" means any Tax period beginning after the Closing Date.

     "Post-Closing Straddle Period" has the meaning set forth in Section 7.1.

     "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date.

     "Pre-Closing Straddle Period" has the meaning set forth in Section 7.1.

     "Preferred Stock" has the meaning set forth in the recitals to this Agreement.

     "Proceeding" means any claim, demand, charge, compliant, action, suit, proceeding, hearing, audit, hearing or investigation, whether judicial or administrative, of any Person or Governmental Authority.

     "Representing Sellers" means collectively the Core Members, and "Representing Seller" means any of them individually.

     "Returns" means all Tax returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports), including any schedule or supplement thereto.

     "Restraints" has the meaning set forth in Section 9.1(d).

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     "Sellers" has the meaning set forth in the preamble to this Agreement.

     "Selling Expenses" means all costs, fees, and expenses of outside professionals incurred by the Company or any of its Subsidiaries relating to the process of selling the Company whether incurred in connection with this Agreement or otherwise, including, without limitation, all legal fees, accounting, tax, investment banking fees and expenses.

     "Seller Material Contract" has the meaning set forth in Section 4.13.

     "Seller Nominee Directors" shall mean Mr. Srivastava, Mr. Shivpuri and Mr. Gujral, collectively of Trinity India.

     "Series A Preferred Stock" has the meaning set forth in the recitals to this Agreement.

     "Series B Preferred Stock" has the meaning set forth in the recitals to this Agreement.

     "Shares" has the meaning set forth in the recitals to this Agreement.

     "Shareholders" has the meaning set forth in the preamble to this Agreement.

     "Shareholder Representative" in respect of all of the Sellers (other than First Magnus I and First Magnus II) means Mr. Shivpuri; provided however that First Magnus-I shall be the "Shareholder Representative" of First Magnus-I and First Magnus-II unless otherwise expressly specified herein. The term "Shareholder Representatives" shall mean Mr. Shivpuri and First Magnus-I collectively.

     "Stock Option Plan" shall mean the Company's 2003 Stock Option and Stock Issuance Plan.

     "Straddle Period" has the meaning set forth in Section 7.1.

     "Straddle Period Tax Matter" has the meaning set forth in Section 7.5(b).

     "Subsidiary" means any Person of which at least 50% of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person, whether or not at the time the shares of any other class or classes or other equity interests of such Person shall have or might have voting power by reason of the happening or occurrence of any contingency.

     "Tax" or "Taxes" means (a) any foreign, United States federal, state, or local income, alternative or add-on-minimum tax, gross or net income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by a Person, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing type as a result of being a member of an affiliated, consolidated, combined or unitary group, and (c) any liability for the payment of any amounts as a result of being a party to any tax sharing agreements or arrangements (whether or

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not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

     "Taxing Authority" means any Governmental Authority responsible for the administration or the imposition of any Tax.

     "Transaction Consideration" has the meaning set forth in Section 2.2(a).

     "Transfer" and variations of such term have the meaning set forth in
Section 2.1.

     "Transfer Taxes" has the meaning set forth in Section 7.3.

     "Trinity India" means Trinity Business Process Management Private Limited, an Indian company incorporated under the (Indian) Companies Act, 1956, as amended, with its registered office at 6, Cavalry Lane, Mall Road, Delhi, India 110007.

     "Trinity India Remaining Shareholder" means Mr. Arvind Srivastava holding 1 fully paid-up Trinity India Share as a nominee on behalf of the Company.

     "Trinity India Shares" means the entire authorized, issued, subscribed and paid-up equity share capital of Trinity India of Rs. 1,000,000 divided into 100,000 equity shares of Rs. 10 each (such equity shares, collectively, the "Trinity India Shares", and each such share, a "Trinity India Share").

     "WNS Shares" has the meaning set forth in Section 2.2(a).

     1.2 Interpretation. In this Agreement:

          (i) reference to a Party hereunder shall include such Party's successors, permitted assigns and any persons deriving title under it;

          (ii) references to any agreement or document including this Agreement shall include such agreement or document as amended, modified, varied, novated, supplemented or replaced from time to time in writing signed by the duly authorized representatives of each Party;

          (iii) the descriptive headings of Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Sections;

          (iv) the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances unless the context requires otherwise;

          (v) the terms "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Section of this Agreement. The terms "Recital", "Schedule", "Exhibit" or "Section" mean and refer to the specified Schedule or Exhibit to, and Recital or Section, of this Agreement;

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          (vi) any grammatical form of a defined term herein shall have the same meaning as that of such term;

          (vii) the words "including" and "includes" herein shall always mean "including, without limitation" and "includes, without limitation", respectively;

          (viii) any notice to be provided to, or any consent to be obtained from, the Sellers shall mean that such notice shall be provided to, or such consent shall be obtained from, the Shareholder Representatives, acting for and on behalf of the Sellers who they represent; it being understood, acknowledged and agreed that the Buyer shall be entitled to deal with and to send notices to the Shareholder Representatives as the authorized representative of all of the Sellers who they represent in respect of all matters under this Agreement, and the Shareholder Representatives shall be (and shall be deemed to be) the sole and exclusive authorized representative of all of the Sellers who they represent under this Agreement, with the result that such notice or dealing by the Buyer and/or consent obtained from the Shareholder Representatives shall be (and shall be deemed to be) conclusive and binding in all respects on the Sellers who they represent in connection with any matter hereunder and of the authority of the Shareholder Representatives to represent and bind all of the Sellers who they represent hereunder; and

          (ix) unless otherwise indicated, all references to "$" in this Agreement shall mean the lawful currency of the United States of America and all references to "Rs." or "Rupees" in this Agreement shall mean the lawful currency of the Republic of India and GB or Pound shall mean British Pound Sterling.

                 ARTICLE 2: PURCHASE AND SALE; RELATED MATTERS

     2.1 Purchase and Sale of the Shares. At the Closing, the Buyer shall purchase from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver (collectively, "Transfer") to the Buyer, subject to payment of the Transaction Consideration, all of the Shares, free and clear of any Encumbrances.

     2.2 Purchase Price and Issue of WNS Shares.

          (a) In full consideration for the Transfer of the Shares to the Buyer at the Closing, the Buyer shall, on the Closing Date:

               (i) pay or cause to be paid, by bank wire transfer of immediately available funds to an account or accounts designated in writing by each of the Shareholder Representatives, an amount in cash equal to United States $6,465,564 (Six Million Four Hundred Sixty-Five Thousand Five Hundred Sixty-Four) (the "Accredited Seller Cash Purchase Price");

               (ii) 2,266,022 shares of Common Stock of the Buyer, each such share valued at British Pound Sterling Three and Pence Fifty only
          (GB Pound3.50) (such shares, collectively, the "WNS Shares" or the "Stock Consideration") out of which ten percent (10%) of the total number of WNS Shares to be received by each Core Member as part of the Stock Consideration that is payable to such Core

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          Member under this Agreement in consideration for the Transfer of the
          Shares by such Core Member to the Buyer shall be deposited in an escrow account,(the "Escrow Shares") and subject to the provisions of
          Section 2.2(c) below; and

               (iii) pay or cause to be paid, by bank wire transfer of immediately available funds to an account designated in writing by each of the Shareholder Representatives, and amount in cash equal to United States $348,499 (Three Hundred Forty Eight Thousand Four Hundred Ninety-Nine) (the "Unaccredited Seller Cash Purchase Price") The total of the Accredited Seller Cash Purchase Price, the Unaccredited Seller Cash Purchase Price and the Stock Consideration is referred to in this Agreement as the "Transaction Consideration". The Parties to this Agreement understand, acknowledge and agree that (x) all of the Sellers (other than the Accredited Sellers) will receive only cash consideration for the Transfer to the Buyer of the Shares held by them; and (y) the Accredited Sellers will receive both cash and WNS Shares as consideration for the Transfer to the Buyer of the Shares held by them. The Parties to this Agreement expressly agree that this Agreement does not provide for, and in no event shall any WNS Shares be received by the Sellers (other than the Accredited Sellers) under this Agreement. In accordance with the instructions of the Sellers and the Company's Third Amended and Restated Certificate of Incorporation, holders of the Preferred Shares and the holders of the Common Shares will be paid out as set forth on Schedule 2.2(iii).

          (b) Subject to the terms and conditions of this Agreement and satisfaction of all the conditions (except those specifically waived in writing by the Buyer) set forth herein with respect to Closing, Buyer shall issue and allot the WNS Shares to the Sellers in the proportion set forth in Schedule 2.2(b) and deliver the share certificates representing the WNS Shares held by each of the Sellers to the Shareholders Representative on the Closing Date, as modified through the Closing, provided, however, that the Escrow Shares shall be held in Escrow in accordance with the terms of the Escrow Agreement until the first anniversary of the Closing Date.

          (c) On the first anniversary of the Closing Date, the Buyer shall cause the Escrow Agent, subject to applicable Law and the terms of the Escrow Agreement to distribute the Escrow Shares to each of the Core Members in the proportion set forth in Schedule 2.2(c) in accordance with each of their respective Employment Agreements. For the avoidance of doubt it is hereby agreed that, if the employment of a Core Member with the Company, its Subsidiary or its Affiliate, as the case may be, is terminated for Cause (the term "Cause" as defined in his Employment Agreement) or if a Core Member terminates his employment (other than for "Termination Without Cause," as defined), then the Buyer shall instruct the Escrow Agent to transfer the Escrow Shares to a third party purchaser or a nominee or Affiliate of the Buyers for such consideration as determined by the Buyer at the Buyer's sole discretion all of the Escrow Shares to which such Core Member is entitled as set forth in Schedule 2.2(c), provided that the third party purchaser of the Escrow Shares shall be instructed to pay the consideration net of Taxes directly to the Buyer.

     2.3 Company Distributed Amounts. Prior to Closing, the Company will distribute an aggregate amount of approximately United States $2,500,000 to the Sellers as set forth on Exhibit 2.3 by way of the Pre-Closing Dividend.

                ARTICLE 3: CLOSING; DELIVERIES AND OTHER ACTIONS

     3.1 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at a place mutually agreed by the Parties immediately following the satisfaction or waiver of the conditions set forth in
Article 9 hereof, or on such other date or at such other time as the Buyer and the Shareholder Representatives shall mutually agree in writing. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

     3.2 Deliveries by the Sellers. At the Closing, the Shareholder Representatives on behalf of all the Sellers shall deliver originals or actual and bona fide true and correct copies or facsimile copies (except as otherwise specified herein) which in the case of any copies or facsimile copies will be followed by delivery of original documents within thirty (30) days from the Closing, or cause to be delivered, to the Buyer the following:

          (a) a receipt from the Shareholder Representatives evidencing receipt by the Sellers of the Purchase Price subject to the receipt of funds, and a receipt evidencing receipt by the Sellers of the WNS Shares subject to the receipt of the WNS Shares;

          (b) the employment agreements, in the form of Exhibit D attached hereto, duly executed by each of the Core Members (the "Employment Agreements");

          (c) the Escrow Agreement, duly executed by each of the Buyer, the Core Members and the Escrow Agent;

          (d) the First Magnus Agreement Amendment duly executed by First Magnus-I and the Company;

          (e) original stock certificates representing all of the Shares with duly executed stock powers attached in proper form for Transfer to the Buyer;

          (f) a copy of the current long-form good standing certificate (or equivalent document) for the Company issued by the Secretary of State of the State of Delaware, USA;

          (g) a copy of the Certificate of Incorporation of the Company, certified by the Secretary of State of Delaware, and a copy of the Bylaws (or equivalent document) of the Company, certified by a duly authorized officer of the Company;

          (h) a copy of the corporate record books and stock record books of the Company certified as true and correct as of the Closing Date by the Company's Secretary or Assistant Secretary;

          (i) any other instruments as may be reasonably requested by the Buyer no later than five (5) days prior to Closing to extinguish all Indebtedness (other than as prohibited by applicable Laws) in excess of $100,000 of the Company and any security interests related thereto to the extent directed by the Buyer;

          (j) all of the consents, if any, listed on Schedule 4.6 and Schedule 4.7;

          (k) written resignations of each director and officer of the Company and each officer and each of the Seller Nominee Directors of Trinity India to be with effect on the Closing Date and subject to the Closing and with regard to Trinity India and the Company each such resignation to contain an expres but standard acknowledgement that the director or officer has no claim against Trinity India or the Company for compensation for loss of office, redundancy, unfair dismissal or otherwise arising from such resignation;

          (l) the common seal and all registers and minute books of Trinity India, completed through the Closing Date, to be delivered at the place of Closing;

          (m) a copy of the memorandum of association and articles of association of Trinity India certified by the Company Secretary of Trinity India as a true and complete and accurate copy as of the Closing Date;

          (n) a copy of the letter submitted to the Department of Telecommunications of the Government of India seeking approval for change in control resulting from the Transfer of the Shares

          (o) evidence to the reasonable satisfaction of the Buyer of the Transfer of the Trinity India Share to the Trinity India Remaining Shareholder as nominee for the Company;

          (p) a certificate duly executed by each of the Shareholder Representatives, in a form reasonably satisfactory to the Buyer, stating that (a) to their Knowledge, the Sellers who they represent have performed and complied with all the covenants and agreements required to be performed by the Sellers that they represent, under this Agreement on or prior to Closing, (b) to their Knowledge, there has been no event or occurrence having a Material Adverse Effect on the Company and Trinity India taken as a whole, and (c) each of the representations and warranties set forth in
     Article 4 hereof to the extent made by them or on behalf of the Sellers they represent, are true and correct at and as of the Closing Date;

          (q) a certificate duly executed by an officer of the Company on behalf of the Company, in a form reasonably satisfactory to the Buyer, stating that (a) there has been no event or occurrence having a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, Trinity India or their respective businesses, and (b) that each of the representations and warranties set forth in Article 4 hereof are true and correct at and as of the Closing Date;

          (r) such other documents and instruments as the Buyer shall request as being reasonably necessary to effect the Closing.

          (s) a certificate addressed to the Buyer in the form and substance set forth on Exhibit E hereto to be provided by each Seller certifying their title to Shares held by each of them in the Company

          (t) copies, certified as true by the company secretary of or by a director of Trinity India, of written revocations of such powers of attorney granted by each of the Company and Trinity India in favor of its directors, officers, employees or agents, as may be requested by Buyer in writing not less than 7 (seven) days prior to the Closing Date, such revocations to take effect conditional on and as at Closing; and (ii) copies, certified as true by the company secretary of or by a director of each of the Company and Trinity India, of revocations of such bank mandates and other authorizations for signatories of bank accounts of each of the Company and Trinity India, as the case may be, as may be requested by Buyer in writing not less than seven (7) days prior to the Closing Date, such revocations to take effect conditional on and as at Closing.

          (u) A Deed of Adherence to the Investment Agreement in the form or forms attached hereto as Exhibit F executed First Magnus, the Core Members and the Shareholder Representative.

          (v) Each Seller shall execute and deliver an appropriate waiver and release to specify that he/it irrevocably and forever waives and releases the Company, its Subsidiaries and Affiliates and the Buyer, and their respective officers and directors, from any and all claims now or hereafter arising (i) in respect of the consideration received or receivable by such Seller pursuant to the transactions contemplated hereby, and (ii) regarding any claim based upon or relating to unfair treatment in connection with the payment of the Transaction Consideration or any portion thereof and such Seller's entitlement thereto or discrimination in the determination of the amount payable or paid or to be paid to such Seller or the nature of the consideration received or receivable by such Seller.

          (w) The Shareholder Representatives shall have delivered, or cause to be delivered, to the Buyer a complete and correct copy of the unaudited balance sheet of the Company and its Subsidiaries as of October 31, 2005, and the related unaudited statement of income for the three-month period then ended (the "Company Interim Financial Statements") prepared in accordance with US GAAP.

          (x) evidence to the reasonable satisfaction of the Buyer that the Pre-Closing Dividend has been paid by the Company.

     3.3 Deliveries by the Buyer. At the Closing, the Buyer shall deliver to the Shareholder Representatives the following:

          (a) the Transaction Consideration payable as set forth in Section 2.2;

          (b) the Escrow Agreement, duly executed by the Buyer;

          (c) the Employment Agreements, duly executed by the Buyer or an Affiliate of Buyer if Buyer is not the contracting party;

          (d) an acknowledgement of the acceptance the resignations of the directors and officers the Company and the Seller Nominee Directors of Trinity India;

          (e) a certificate, in a form reasonably satisfactory to the Shareholder Representatives, stating that (a) to the Knowledge of the Buyer, the Buyer has performed and complied with all the covenants and agreements required to be performed by the Buyer under this Agreement on or prior to Closing, and (b) to the Knowledge of the Buyer, each of the representations and warranties set forth in Article 6 hereof are true and correct at and as of the Closing Date; and

          (f) share certificates to the concerned Sellers representing the number of WNS Shares that are set forth against their name on Schedule 2.2(b) other than the Escrow Shares;

          (g) a consent/waiver of pre-emption rights under Section 14.5 of the Investment Agreement for the issuance the WNS Shares to the Sellers signed by the requisite parties who are necessary to effect the consent/waiver;

          (h) a certificate from a duly authorized officer of the Company attaching certified true copies of (i) the Investment Agreement, as amended with all deeds of adherence, (ii) the charter documents of the Buyer and certifying that they are correct and complete copies of such documents effective immediately prior to the Closing, without any modification, amendment or change in any manner whatsoever and, (iii) any board or shareholder consents required for entry into and performances by the Buyer of this Agreement and each of the Ancillary Agreements; and

          (i) such other documents and instruments as the Sellers shall reasonably request as being reasonably necessary to effect the Closing.

   ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF THE REPRESENTING SHAREHOLDERS
                            (OTHER THAN FIRST MAGNUS)

     The Representing Sellers hereby jointly but not severally, represent and warrant to the Buyer (a) on the date of this Agreement and (b) at Closing, subject only to the specific qualifications made in the schedules that correspond with each individual representation and warranty set forth herein, and subject to any updates to such schedules that are made by the Representing Sellers at Closing, as follows:

     4.1  Existence and Good Standing.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, USA, and is duly authorized, qualified or licensed to do business as a foreign corporation in all jurisdictions other than those jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on it. The jurisdictions where the Company is qualified to do business are identified on Schedule 4.1(a).

          (b) Trinity India is a private limited company duly incorporated and validly existing under the Laws of the Republic of India.

          (c) Each of the Company and Trinity India have the corporate power and authority to (i) own, operate and lease its properties and assets as and where currently owned, operated and leased, and (ii) carry on its Business as currently conducted.

          (d) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to effect the transactions contemplated hereby, and the execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action. Each of the Company and Trinity India has the requisite corporate power and authority to execute, deliver and perform its respective obligations under each Ancillary Agreement to which it is a party and to effect the transactions contemplated hereby and thereby. The execution, delivery and performance of each Ancillary Agreement to which the Company and/or Trinity India is a party has been duly authorized by all requisite corporate action on the part of the Company and Trinity India.

          (e) The Company and Trinity India are not engaged in any business other than the Business. No consent, approval or authorization of any Person or Governmental Authority is required to be obtained by the Company or Trinity India in connection with this Agreement or any Ancillary Agreement, to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate any of the transactions contemplated hereby or thereby.

          (f) This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms. Each Ancillary Agreement executed by the Company has been or will be duly executed and delivered by the Company and constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms. Each Ancillary Agreement executed by Trinity India has been or will be duly executed and delivered by Trinity India and constitute the valid and legally binding obligation of Trinity India, enforceable against Trinity India in accordance with its terms.

     4.2  Good Title.

          (a) Each of the Representing Sellers under this Agreement, and each of the other Sellers under the certificates provided to the Buyer as specified in Section 3.2, represents and warrants that (i) he, she or it, owns the Shares specified opposite his, her or its name on Schedule 4.2(a) and has good and valid title to such Shares, free and clear of any and all Encumbrances and (ii) such Shares on Transfer at Closing shall transfer free and clear of any and all Encumbrances.

          (b) There are no outstanding or authorized, and neither the Company nor Trinity India is a party to (and none of the Representing Sellers is a party to any and to the Knowledge of the Representing Sellers, none of the other Sellers are parties to) options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments that are binding upon any of them providing for the issuance, disposition, acquisition or transfer of any Shares (or creating any rights on or in connection with the Shares) or any shares of Trinity India nor has the Company nor Trinity India nor any Representing Seller received notice of, nor to the Knowledge of the Representing Sellers, have any claims been made by any Person entitled or claiming to be entitled to any of the foregoing.

          (c) Except as disclosed in Schedule 4.2(c), none of the Representing Sellers is a party to any voting trust, proxy or other agreement or understanding with respect to the voting or ownership or any rights in respect of any of the Shares or any shares of Trinity India or any agreement that requires or may require additional Shares of the Company or additional shares of Trinity India to be issued or allotted beyond the Shares of the Company and Trinity India that currently are issued and outstanding; nor have any claims been made by any Person entitled or claiming to be entitled to any of the foregoing.

     4.3 Validity and Enforceability. Each Representing Seller represents in respect of himself that he has the capacity or the requisite power and authority to execute, deliver and perform his obligations under this Agreement and each of the Ancillary Agreements to which he is a party. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by each Representing Seller that is a party to such agreement. Assuming due authorization, execution and delivery by the Buyer, such agreement represents the legal, valid and binding obligation of such Representing Seller that is a party to it, enforceable against him, if and to the extend he is a party to such an agreement, in accordance with its respective terms.

     4.4 Capitalization of the Company.

          (a) Trinity Partners, Inc. The authorized capital of the Company consists of (i) 8,922,555 shares of Preferred Stock (comprising of 3,367,000 shares of Series A Preferred Stock and 5,555,555 Series B Preferred Stock), all of which 3,367,000 of Series A Preferred Stock are issued and outstanding and 5,555,550 shares of Series B Preferred Stock which are issued and outstanding; and (ii) 9,806,388 shares of Common Stock are authorized, of which as of the time this Agreement is executed 883,838 shares of Common Stock are issued and outstanding and all of which shall Transfer to the Buyer at Closing pursuant to this Agreement. The shares that are issued and outstanding of Common Stock and Preferred Stock are owned by the Sellers in the amounts specified opposite their respective names on Schedule 4.4(a). Except as set forth on Schedule 4.4(a), no shares of capital stock of the Company are issued and outstanding. The outstanding shares of Common Stock and Preferred Stock are all duly and validly authorized and issued, fully paid and non-assessable, and were issued in compliance with all applicable US state and federal laws. There are no outstanding or authorized options, stock appreciation rights, phantom stock, warrants, or, except as set forth on Schedule 4.4(a), any other rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. Other than as set forth on Schedule 4.4(a), the Company is not a party or subject to any agreement or understanding, and, to the Knowledge of the Representing Sellers, there is no agreement or understanding with any Person that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. Except as set forth in Schedule 4.4(a), the Company has no Investments other than in Trinity India and those arising in the Ordinary Course of Business or that are not material in amount or substance.

          (b) Trinity India. The authorized equity share capital of Trinity India is Rs. 1 million divided into 100,000 shares of Rs. 10 each. The Trinity India Shares comprise the entire allotted and issued share capital of Trinity India. All Trinity India Shares have been duly authorized, are validly issued and fully paid, and were issued in compliance with all applicable Laws. Except for one (1) Trinity India Share held by the Trinity India Remaining Shareholder as nominee for the Company, all Trinity India Shares are owned beneficially and of record by the Company free and clear of any Encumbrances. There are no issued or outstanding or authorized (and Trinity India is not a party to (and to the Knowledge of the Representing Sellers, none of the Sellers is a party to any) options, stock appreciation; rights, phantom stock, warrants, rights (including conversion or preemption rights), contracts, calls, puts, rights to subscribe, conversion rights or any other agreements or commitments in each case that are binding upon any of them or Trinity India providing for the issuance, disposition, acquisition or Transfer of any of the Trinity India Shares (or creating any rights on or in connection with the Trinity India Shares), nor has Trinity India received any claims by any Person entitled or claiming to be entitled to any of the foregoing. Trinity India is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Trinity India Shares. Neither the Company nor the Trinity India Remaining Shareholder is a party to any voting trust, proxy or other agreement or understanding with respect to the voting or ownership of any rights in respect of any of the Trinity India Shares or any agreement that requires or may require additional Trinity India Shares to be issued or allotted beyond the Trinity India Shares that currently are issued and outstanding, nor has Trinity India received any claims by any Person entitled or claiming to be entitled to any of the foregoing.

          (c) Stock Option Plan. The Stock Option Plan is the only employee stock option plan of the Company in effect on the date hereof and the only employee stock option plan adopted by the Company. All stock options held by any employee of the Company or Trinity India have been issued pursuant to the Stock Option Plan. Except for stock options issued under the Stock Option Plan, there are no other stock options that have been issued by the Company. All stock options that had been issued by the Company prior to the date hereof have been exercised in full by the stock option holders, and such stock option holders have been issued Shares of the Company.

     4.5 No Conflict.

          (a) Except for as set forth on Schedule 4.5, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any Governmental Authority or any other Person is required for the Sellers (other than First Magnus, for which no representation or warranty is made) to sell the Shares to the Buyer and/or otherwise for the Company, Trinity India and the Sellers (other than First Magnus, for which no representation or warranty is made) to perform their respective obligations under this Agreement or the Ancillary Agreements to which they are a party.

          (b) Neither the execution and delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (i) conflict with, result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, or (iv) give any third Person the right to terminate or to accelerate any obligation (other than under the Stock Option Plan) under, the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument that is material to the Company or Trinity India and to which the Company or Trinity India is bound or affected, or pursuant to any Laws. Neither the execution and the delivery of this Agreement nor any of the Ancillary Agreements to which any of the Representing Sellers, or to the Knowledge of the Representing Sellers, which any Seller (other than First Magnus, for which no representation or warranty is made) or to which the Company or Trinity India is or will be a party, nor the consummation of the transactions contemplated hereby, will (A) result in the creation of any Encumbrance upon the Shares or any assets or properties of the Company or any of its Subsidiaries or Trinity India or (B) require any authorization, consent, approval, execution or other action by or notice to any Governmental Authority by the Company or Trinity India.

          (c) The transactions contemplated by this Agreement will, at the Closing, effect a transfer of the full unencumbered legal and beneficial ownership of the Shares to the Buyer.

          (d) Neither the execution or delivery of this Agreement or any Ancillary Agreement by the Company or Trinity India, as the case may be, nor the performance by the Company or Trinity India of their respective obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will result in a breach or violation of, conflict with or constitute a default under or constitute (with notice or lapse of time, or both) an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation hereunder, give rise to any claim, give any Person additional rights or compensation under or give rise to any right by any party to terminate or amend its obligations under (i) any provision of the Certificate of Incorporation of the Company, the Bylaws of the Company, the Memorandum of Association of Trinity India or the Articles of Association of Trinity India, or other similar organizational documents, (ii) any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, Encumbrance, Contract, Permit, order, judgement, decree or other arrangement to which the Company or Trinity India is a party or by which it is bound, or (iii) violate any Law of any Governmental Authority having jurisdiction over the Company or Trinity India. The Representing Sellers have provided the Buyer with true and complete copies of the Certificate of Incorporation of the Company, the Bylaws of the Company, the Certificate of Incorporation of Trinity India, Memorandum of Association of Trinity India and the Articles of Association of Trinity India.

     4.6 Consents. Except for the consent of the Department of Telecommunication, of the Government of India and as set forth on Schedule 4.6, no consent, approval or authorization of any third party or Governmental Authority is required to be obtained by the Company or any of the Representing Sellers in connection with the execution, delivery and performance by the Representing Sellers, or, to the Knowledge of the Representing Sellers and any of the other Sellers (other than First Magnus-I and First Magnus-II for which no representation is made with regard to the Representing Sellers) of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

     4.7 Property.

          (a) Title. Neither the Company nor any of its Subsidiaries owns any real property. Each of the Company and its Subsidiaries have a valid leasehold interests in or license to the Leased Real Property it occupies.

          (b) Real Property Leases. Schedule 4.7(b) hereto contains a list of all Leased Real Property of the Company and any of its Subsidiaries with the address thereof, the annual fixed rental, the expiration of the term, any extension options and any security deposits. A true and correct copy of each such lease, license and/or occupancy agreement, and any amendments thereto, with respect to such Leased Real Property (each a "Company Real Property Lease," and collectively, the "Company Real Property Leases") has been delivered or made available to the Buyer, and no changes have been made thereto since the date of delivery. All of the Leased Real Property of the Company and any of its Subsidiaries is used or occupied by the Company or such Subsidiary pursuant to a Company Real Property Lease. Each of the Company or Trinity India, as the case may be, has to the Knowledge of the Representing Sellers, a valid leasehold interest in or license to each of its Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. Each Company Real Property Lease is valid and binding on the Company or its Subsidiaries as the case may be, and is being performed by the Company or its Subsidiaries in accordance with its terms and is in full force and effect. There are no existing defaults by the Company or any of its Subsidiaries that would be material individually or in the aggregate under any of the Company Real Property Leases, and no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a material breach or default under any of the Company Real Property Leases by any party or give any party the right to terminate, accelerate or modify any Company Real Property Lease.

          (c) Tangible Personal Property. Schedule 4.7(c) contains a copy of the fixed assets registers for each of the Company and Trinity India which list out all of the material tangible assets owned by them (the "Company Tangible Personal Property"). The Company and its Subsidiaries have good and marketable title to and are in possession of or have the right to use all items of Company Tangible Personal Property used in their respective business, whether or not listed on Schedule 4.7(c) hereto, and such property is free and clear of all Encumbrances other than Permitted Encumbrances or those associated with equipment leases or being purchased. The machinery, equipment and other tangible assets that the Company or its Subsidiaries own and lease are generally in good operating condition and repair (subject to normal wear and tear consistent with the age of the assets).

          (d) No Condemnation. To the Knowledge of the Representing Sellers, there is not now any pending any condemnation, expropriation, eminent domain, or similar proceeding affecting the Company Leased Real Property. Neither any Representing Sellers nor the Company has received any written notice or oral notice of any of the same, and the Representing Sellers have no knowledge that any such proceeding is contemplated.

     4.8 Litigation. There is no instance in which the Company or any of its Subsidiaries is or has been since its inception (a) subject to any unsatisfied Order or (b) made by a party or received a threat to be made a party to any complaint, action, suit, proceeding, hearing or investigation of any Person or U.S. Governmental Authority. Except as set forth on Schedule 4.8, there is no suit, action, litigation, investigation, claim, complaint, grievance or proceeding, including appeals and applications for review, in progress, or pending, or to the Knowledge of the Representing Sellers, threatened against or relating to the Company or any of its Subsidiaries or any Representing Sellers, or involving any of the assets or properties of the Company and any of its Subsidiaries or any Representing Seller (or to the Knowledge of the Representing Sellers, any Seller) and/or any of the officers or directors of the Company or any of its Subsidiaries before any U.S. Governmental Authority, commission, board, bureau, agency or arbitration panel that, if determined adversely to the Company or any of its Subsidiaries, such Seller, and/or the officers or directors of the Company or any of its Subsidiaries (i) would enjoin, restrict or prohibit the transfer of all or any part of the transactions as contemplated by this Agreement or Ancillary Agreement to which it is a party, or (ii) prevent any Seller or the Company from fulfilling all or any of its obligations set out in this Agreement or Ancillary Agreement to which it is a party.

     4.9 Compliance with Laws. Each of the Company and its Subsidiaries is now, and has been in material compliance with all Laws and Orders.

     4.10 Brokers. Except for Avendus Advisors Pvt Ltd ("Avendus"), no Person has acted directly or indirectly as a broker, finder or financial advisor for the Company, Trinity India, any of the Representing Sellers, or, to the Knowledge of the Representing Sellers, any of the Sellers in connection with the transactions contemplated by this Agreement (or the negotiations relating to the transactions) other than auditors, legal counsel to the Company, its Subsidiaries and certain of the Sellers, and Avendus, and no Person is entitled to any fee or commission (other than auditors, legal counsel to the Company, its Subsidiaries and certain of the Sellers and Avendus) or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company, any of its Subsidiaries, any of the Representing Sellers, or, to the Knowledge of the Representing Sellers, any of the other Sellers other than for Selling Expenses.

     4.11 Conduct of Business. Since August 30, 2005, the business and operations of the Company and its Subsidiaries have been conducted in the Ordinary Course of Business and there has not been any material change in the operation of the Business of the Company or its Subsidiaries or the performance or financial condition of the Company or any of its Subsidiaries. In particular, and except as set forth on Schedule 4.11, neither the Company nor any of its Subsidiaries has:

          (a) borrowed any amount or incurred or become subject to any liability outside the Ordinary Course of Business of the Company and its Subsidiaries in excess of US$50,000 except borrowings under lines of credit existing on such date or inter-company loans or Selling Expenses;

          (b) sold, assigned or transferred (including, without limitation, transfers to any employees, any Seller or any of their respective Affiliates) any assets or properties, or canceled any debts or claims, in each case, other than in the Ordinary Course of Business of the Company and its Subsidiaries or the policies and procedures of the Company and its Subsidiaries as previously disclosed to the Buyer;

          (c) waived any material rights of value or suffered any material losses;

          (d) declared or paid any dividends or other distributions to Shareholders as such, other than the Pre-Closing Dividend, with respect to any shares of its capital stock or redeemed or purchased, directly or indirectly, any shares of its capital stock or any options (other than repurchases of stock from departing employees in accordance with the terms of the Stock Option Plan);

          (e) increased materially the salary, wages or other compensation rates of any officer, employee, director or consultant or made or granted any increase in any Employee Plan, or amended or terminated any existing Employee Plan, or adopted any new Employee Plan or made any commitment or incurred any liability to any labor organization outside the Ordinary Course of Business of the Company and its Subsidiaries, or Company policies and procedures as previously disclosed to the Buyer;

          (f) made any capital expenditures or commitments therefor in excess of US$ 50,000;

          (g) made any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements other than those required to comply with US GAAP, Buyer's accounting policies or as indicated and agreed by Buyer;

          (h) made any write-off or write-down of or made any determination to write-off or write-down any of its assets and properties in excess of US$ 50,000,;

          (i) made any change in its general pricing practices or policies or any change in its credit or allowance practices or policies;

          (j) entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any agreement involving payments in excess of US$ 50,000 annually for any agreement that is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Schedules to this Agreement other than in the Ordinary Course of Business of the Company and its Subsidiaries, or with respect to the First Magnus Amendment Agreement or any waiver in respect of the transactions contemplated hereunder;

          (k) commenced or terminated any line of its Business;

          (l) authorized, agreed or otherwise become committed to do any of the foregoing, or adopted or pursued any step or actions, the implementation or taking of which would result in (or has resulted in) a breach of any of the representations, warranties and/or covenants contained in this Agreement.

     4.12 Labor Matters.

          (a) Union and Employee Contracts. (i) Except as set forth in Schedule 4.12, neither the Company nor any of its Subsidiaries is a party to or bound by any union contract, collective bargaining agreement, employment contract, independent contractor agreement, consultation agreement, or other similar type of contract, (ii) neither the Company nor any of its Subsidiaries has agreed to recognize any union or other collective bargaining unit, and (iii) no union or collective bargaining unit has been certified as representing the employees of the Company or any of its Subsidiaries and to the Knowledge of the Representing Sellers no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty since inception.

          (b) Employees. The Representing Sellers have not been informed that an employee of the Company or its Subsidiaries of the designation of AVP or above is terminating or leaving the employment of the Company or its Subsidiaries.

          (c) Compliance with Law. The Company and any of its Subsidiaries are in compliance in all material respects with all Laws applicable to employee related matters, including, without limitation, the deduction of tax at source and the deposit thereof with the appropriate Governmental Authority, the payments of all statutory or non-statutory liabilities or payments towards gratuity, provident fund, bonus, superannuation or other similar requirements, immigration and work permit laws and have made adequate provisions for the foregoing in its accounts wherever required.

          (d) Employee Benefit Plans. Except as disclosed in Schedule 4.12(d), there are no other employee benefit plans of the Company or its Subsidiaries provided to its employees. The Company or its Subsidiaries does not have any liability with respect to any employee benefit plans except as provided for in the Company's Financial Statements.

     4.13 Contracts. All of the Contracts, including, without limitation, any contract, agreement, lease, instrument, guarantee, bid, order or proposal to which the Company or any of its Subsidiaries is a party or to which any of the assets of the Company or any of its Subsidiaries are bound that, (a) govern the borrowing of money or the Guarantee or the repayment of Indebtedness (other than accounts receivable or payable in the Ordinary Course of Business of the Company and its Subsidiaries) or granting of Encumbrances (other than Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries; (b) contracts with the Company Materials Customers (as defined)
(c) contain covenants limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or market; (d) which restrict the use of its Intellectual Property (and excluding licenses of commercially available software) less than US$ 25000 in value; (e) are with any Directors, officers, employees, any Seller or Stock Option Holder (other than the Stock Option Plan and any agreements and notice forms thereunder) of the Company or any of its Subsidiaries or Affiliates of any of the Sellers; (f) provide for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including but not limited to computer hardware or software or other property or services) in excess of US$ 50,000; (g) grant to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of the Company or any of its Subsidiaries (other than the agreement with First Magnus-I which is being amended in connection with the Transaction) and the agreements entered into in Company's Series B Preferred Stock financing round which the rights under such agreements shall terminate at Closing; (h) pertain to the lease of any individual equipment or other individual personal property in excess of US$ 50,000; (i) provide for any counter trade or barter arrangement; (j) involve a material distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by the Company or any of its Subsidiaries at will or by giving notice of 30 days or less, without liability; (k) involve a joint venture; or (l) involve the acquisition of any business enterprise whether via stock or asset purchase or otherwise; and each of the foregoing Contracts are hereby defined as a "Seller Material Contract." The Company and each of its Subsidiaries (as applicable) has provided or made available to the Buyer true, correct and complete copies of each such Contract, as amended through the date of this Agreement. Each Seller Material Contract listed on Schedule 4.13 (or required to be listed on Schedule 4.13) is a valid and binding obligation of the Company or any of its Subsidiaries that is a party to such Material Contract. With respect to the Seller Material Contracts listed on Schedule 4.13 (or required to be listed on Schedule 4.13): (i) neither the Company nor any of its Subsidiaries or any other party thereto is to the Knowledge of the Buyer in material default under or in material violation of any such Seller Material Contract; (ii) to the Knowledge of the Representing Sellers, no event has occurred which, with notice or lapse of time or both, would constitute such a material default or material violation; and (iii) neither the Company nor any of its Subsidiaries has released any of its material rights under any such Seller Material Contract.

     4.14 Licenses and Permits. Schedule 4.14 sets forth a complete and accurate list and description of all material licenses, permits and other authorizations of any Governmental Authority held by the Company or any of its Subsidiaries and used by it in the conduct of its business. The Company and its Subsidiaries are in full compliance with all of the material terms of such licenses, permits and authorizations and there is no pending or threatened termination, expiration or revocation thereof. Except for the licenses, permits, and authorizations set forth and described in Schedule 4.14, there are no licenses, permits or other authorizations, whether written or oral, necessary or required for the conduct of the business of the Company or any of its Subsidiaries which, if not had, would have a Material Adverse Effect on the Company or any of its Subsidiaries taken as a whole.

     4.15 Intellectual Property.

          (a) All of the Intellectual Property practiced or used by the Company or any of its Subsidiaries that is essential to the conduct of their respective businesses and not widely commercially available is owned by the Company or its Subsidiaries, as the case may be, and the Company and, if applicable, Trinity India as the case may be, have the right to use and are the sole and exclusive owners (as between themselves and any third

     Person that is not a Subsidiary) of all right, title and interest in and to such Intellectual Property. All other Intellectual Property that is not owned by the Company or any of its Subsidiaries is being used by the Company or its Subsidiaries, as the case may be, only with the consent of or license from, and in material compliance with such license or consents from the rightful owner thereof and all such consents and licenses are in full force and effect. Neither the Company nor any of its Subsidiaries have licensed or otherwise granted any right to any person under any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries or have otherwise agreed not to assert any such Intellectual Property against any person.

          (b) The Intellectual Property owned by the Company or any of its Subsidiaries has not been used or enforced or failed to be used or enforced by it, or to the Knowledge of the Representing Seller, by other Persons in a manner that would result in the abandonment, cancellation or unenforceability of any such Intellectual Property.

          (c) Neither the Company nor its Subsidiaries have received, nor to the Knowledge of the Representing Sellers, is there any claim of adverse ownership, invalidity or other opposition to or conflict with any Intellectual Property of the Company or any of its Subsidiaries with those of another party, nor any pending, or, to the Knowledge of the Representing Sellers, threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against the Company or any of its Subsidiaries relating to the Intellectual Property of the Company or any of its Subsidiaries and which (i) challenges the rights of the Company or any of its Subsidiaries in respect of any Intellectual Property, (ii) asserts that the operation of the business of the Company and/or any of its Subsidiaries is, was or will be infringing or otherwise in violation of any Intellectual Property of a third party, or is (except as set forth in a Contract) required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property and (iii) none of the Intellectual Property is or has been subject to any order of any court or statutory authority, and neither the Company nor any of its Subsidiaries has been subject to any order of any court or statutory authority in respect of any other entity's Intellectual Property.

          (d) The Company or each of its Subsidiaries, as the case may be, has taken all commercially reasonable actions to protect and maintain its Intellectual Property including the use of all commercially reasonable measures and precautions necessary to safeguard and maintain the confidentiality and value of its Trade Secrets.

          (e) To the Knowledge of the Representing Sellers, neither the Company nor any of its Subsidiaries, nor any activity in which the Company or any of its Subsidiaries is engaged, breaches, violates, infringes or interferes with any Intellectual Property rights of any third party or requires payment for the use of any Intellectual Property of another that is not already set forth under a Contract with it.

          (f) Other than under the First Magnus-I Master Services Agreement and the Ecloser Master Services Agreement, neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license or exclusive right to use, or authorized the retention of any rights in or to joint ownership of, any Intellectual Property to any other Person.

          (g) To the Knowledge of the Representing Sellers, there is no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any application it has for registration of any of the Intellectual Property of the Company or any of its Subsidiaries invalid or unenforceable, or would adversely affect any pending application for any Intellectual Property of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not misrepresented or failed to disclose and to the Knowledge of the Representing Sellers, there has not been any misrepresentation or failure to disclose any fact or circumstance in any application for any Intellectual Property of the Company or any of its Subsidiaries that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any such Intellectual Property under any applications of the Company or any of its Subsidiaries.

     4.16 Insurance. To the Knowledge of the Representing Sellers, the insurance maintained by the Company and its Subsidiaries and set out Schedule 4.16, is sufficient to comply with all applicable Laws and Contracts to which the Company or any of its Subsidiaries are a party. No insurance carrier providing insurance to the Company or any of its Subsidiaries is, to the Knowledge of the Representing Sellers, in receivership, conservatorship, liquidation or similar proceedings and no such proceeding with respect to any such carrier is imminent.

     4.17 Financial Statements.

          (a) Attached as Schedule 4.17 are correct and complete copies of the audited balance sheet of the Company and its Subsidiaries as of August 30, 2005, and the related audited statements of income, stockholders' equity and cash flows for the fiscal years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the "Company Financial Statements").

          (b) The Company Financial Statements present fairly, in all material respects, the financial position, results of operations, stockholders' equity and cash flows of the Company and its Subsidiaries at the dates and for the time periods indicated, and have been prepared and reviewed by the management of the Company and its Subsidiaries in accordance with US GAAP, consistently applied throughout the periods indicated. The Company Interim Financial Statements present fairly in all material respects the financial position and results of operations of the Company and its Subsidiaries at the date and for the period indicated and have been prepared and reviewed by the management of the Company. The Company Financial Statements and the Company Interim Financial Statements were derived from the books and records of the Company and its Subsidiaries.

     4.18 Undisclosed Liabilities. Except as set forth in Schedule 4.18, neither the Company nor any of its Subsidiaries have any material liabilities, claims, obligations or Indebtedness (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) except liabilities reflected and provided for in the Financial Statements and Selling Expenses. To the Knowledge of the Representing Sellers, there exists no conditions, facts or circumstances for any such claims, obligations, liabilities or Indebtedness.

     4.19 Accounts Receivable. All accounts and notes receivable of the Company and each of its Subsidiaries represent sales actually made in the Ordinary Course of Business or valid claims for cost reimbursements. The reserve on the Financial Statements against the accounts receivable for returns and bad debts has been calculated in a manner consistent with past practice. All of the accounts and notes receivable of the Company or any of its Subsidiaries are, in the aggregate, to the Knowledge of the Representing Sellers, collectible in full, net of the reserve therefor, in the Ordinary Course of Business of the Company or its Subsidiaries. No counter claims, defenses or offsetting claims with respect to the accounts or notes receivable of the Company or any of its Subsidiaries are pending or, to the Knowledge of the Representing Sellers, threatened. All of the accounts and notes receivable of the Company or any of its Subsidiaries relate solely to sales of goods or services to customers of the Company or its Subsidiaries, as the case may be, none of which are Affiliates of the Sellers other than First Magnus-I and Trinity India.

     4.20 Bank Accounts. Schedule 4.20 sets forth a list showing the name and address of (a) each bank with which the Company or any of its Subsidiaries have an account or safe deposit box and the name of each person authorized to draw thereon or have access thereto, and (b) the name of each person holding a power of attorney on behalf of the Company or any of its Subsidiaries.

     4.21 Taxes.

          (a) No Return of the Company or any Subsidiary with respect to any Pre-closing Tax period has ever been audited by any Taxing Authority.

          (b) Neither the Company nor any Subsidiary has any unpaid Tax liabilities (whether due or to become due) with respect to the income, property and operations of the Company and the Subsidiaries that relate to any Pre-Closing Tax Period, except for (i) Tax liabilities reflected in the Financial Statements, (ii) that have arisen after the date of the Financial Statements in the Ordinary Course of Business of the Company and its Subsidiaries or (iii) Tax liabilities arising from the planned distribution of a dividend by Trinity India to the Company or by the Company to its Shareholders of a dividend or any share redemption by the Company having a similar effect (such distribution or redemption, the "Pre-Closing Dividend"). Any such Tax liability arising due to the Pre-Closing Dividend shall be paid by the Company or Trinity India to the relevant authorities or will be left behind in the Company.

          (c) Neither the Company nor any Subsidiary is a party to any Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, other than payments for which stockholder approval satisfying the exemption under Section 280G(b)(5) and the Treasury Regulations thereunder will have been obtained prior to the Closing.

          (d) All Taxes owed by the Company and the Subsidiaries (whether or not shown as due and payable on any Return) have been timely paid or withheld and remitted to the appropriate Taxing Authority, other than any Taxes for which adequate reserves in accordance with GAAP are reflected in the Financial Statements.

          (e) Neither the Company nor any Subsidiary has granted any extension or waiver of the statute of limitations period applicable to any Return or Tax, which period (after giving effect to such extension or waiver) has not yet expired.

          (f) There is no Proceeding now pending or, to the Company's Knowledge, threatened against or with respect to the Company or any Subsidiary in respect of any Tax.

          (g) There are no Encumbrances for Taxes upon the assets or properties of the Company and the Subsidiaries, except for Taxes not yet due and payable.

          (h) Neither the Company nor any Subsidiary has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company or the Subsidiary was the parent. Neither the Company nor any Subsidiary has any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

          (i) Schedule 4.21(i) contains a list of jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by the Company or any Subsidiary, other than jurisdictions for which Returns based on overall net income have been timely filed and made available upon request to Buyer.

          (j) Neither the Company, any Subsidiary, the Representing Sellers, nor to the Knowledge of the Representing Sellers, any of the Sellers has received notice of any claim by a Governmental Authority in a jurisdiction where the Company or a Subsidiary, as the case may be, does not file Returns that the Company or such Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.

          (k) The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

          (l) Neither the Company, any Subsidiary nor any Person on behalf of the Company or any Subsidiary has entered into any agreement or consent pursuant to Section 341(f) of the Code. To the Knowledge of the Representing Sellers, none of the Sellers, other than Mr. Arvind Srivastava, is a foreign person within the meaning of Section 1445 of the Code.

          (m) Except as set forth on Schedule 4.21(m), neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code ( or any corresponding or similar provision of state, local or foreign law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

          (n) Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement, other than any such agreement to which only the Company and its Subsidiaries are parties.

          (o) Neither the Company nor any Subsidiary has distributed the securities of another Person, or had its securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

          (p) Neither the Company nor any Subsidiary has participated in a reportable transaction within the meaning of Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision thereto).

          (q) Trinity India has in a timely manner filed all tax returns, statements, reports and forms (including estimated tax or information returns and reports) (collectively, the "India Returns") that are required to be filed, and all such India Returns are true, complete and accurate in all material respects and have been prepared in compliance with applicable Laws. All India Taxes owed by Trinity India (whether or not shown as due and payable on any tax return) have been timely paid or withheld and remitted to the appropriate Taxing Authority, other than any India Taxes for which adequate reserves in accordance with GAAP are reflected in the Financial Statements and other than any India Tax required to be withheld with respect to the planned distribution of a dividend by Trinity India to the Company in connection with the Pre-Closing Dividend described in
     Section 4.21(b). There is no action, suit, proceeding, claim, audit or investigation now pending, or any action, suit, claim, audit or investigation threatened against or with respect to Trinity India in respect of any India Tax. There are no Encumbrances for India Taxes upon the assets or properties of Trinity India, other than Encumbrances for India Taxes not yet due and payable. Trinity India has complied with all conditions of the consents, approvals, licenses for Tax concessions, exemptions, deductions, incentives and benefits that Trinity India has been entitled to and has availed itself of as of the Closing Date or anytime prior thereto, and to the Knowledge of the Representing Sellers, Trinity India has not done or failed to do anything that would prevent Trinity India from being entitled to and being able to continue to be entitled on or after the Closing Date to such Tax concessions, exemptions, deductions, incentives and benefits resulting from consents, approvals and licenses. For purposes of this Agreement, "India Tax" means (a) any net income, alternative or add on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by Trinity India, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, whether disputed or not, (b) any liability of Trinity

     India for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of Trinity India for payment of such amounts was determined or taken into account with reference to the liability of any other entity, and
     (c) any liability of Trinity India for the payment of any amounts as a result of being a party to any Tax sharing agreements or arrangements (whether or not written) binding on Trinity India or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

     4.22 Customers and Suppliers.

          (a) Schedule 4.22(a) sets forth all customers that accounted for 10% or more of the revenues of the Company or any of its Subsidiaries for the year ended August 31, 2005 ("Company Material Customers"). Except as set forth in Schedule 4.22(a), (i) all Company Material Customers continue to be customers of the Company or any of its Subsidiaries, as the case may be, and none of such Company Material Customers has reduced materially its business with the Company or any of its Subsidiaries, as the case may be, from the levels achieved during the year ended August 31, 2005, and to the Knowledge of the Representing Sellers, no such reduction is currently expected to occur; (ii) no Company Material Customer has terminated its relationship with the Company or any of its Subsidiaries, as the case may be, or has threatened to do so; (iii) neither the Company nor any of its Subsidiaries is involved in any claim, dispute with any Company Material Customer; and (iv) neither the Company nor any of its Subsidiaries is involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect on the Company or any of its Subsidiaries taken as a whole.

          (b) Schedule 4.22(b) sets forth the five (5) largest suppliers of the Company or any of its Subsidiaries for each of the years ended August 31, 2005 ("Company Material Suppliers"). Except as set forth in Schedule 4.22(b), (i) all Company Material Suppliers are currently suppliers of the Company or its Subsidiaries, as the case may be, and none of such Company Material Suppliers has reduced materially its business with the Company or any of its Subsidiaries, as the case may be, from the levels achieved during the year ended August 31, 2005, and, to the Knowledge of the Representing Sellers, no such reduction will occur; (ii) no Company Material Supplier has terminated its relationship with the Company or any of its Subsidiaries, as the case may be, or has threatened to do so; (iii) neither the Company nor any of its Subsidiaries is involved in any claim, dispute or controversy with any Company Material Supplier; and (iv) neither the Company nor any of its Subsidiaries is involved in any claim, dispute or controversy with any of its other suppliers that, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     4.23 Related Party Transactions. Except as set forth in Schedule 4.23, none of the Company or any of its Subsidiaries, any of the Representing Sellers, or to the Knowledge of the Representing Sellers, none of the Sellers or any of their respective Affiliates, nor any current or former director or officer of the Company or its Subsidiaries, (a) has or since inception has had any direct or indirect interest (i) in, or is or during at anytime since inception was, a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company, or (ii) in any material property, asset or right which is owned or used by the Company in the conduct of its business, or (b) is or at any time since inception has been a party to any agreement or transaction with the Company. Except as set forth in Schedule 4.23, there is no outstanding Indebtedness of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries or any Seller or to the Knowledge of the Representing Sellers, any Affiliates of a Seller to the Company.

 ARTICLE 5: REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS AND AGREEMENTS
                     OF FIRST MAGNUS AND ACCREDITED SELLERS

5A. First Magnus hereby jointly but not severally, represents and warrants to the Buyer (i) on the date of this Agreement and (ii) at Closing, subject only to the specific qualifications made in the schedules that correspond with each individual representation and warranty set forth herein, and subject to any updates to such schedules that are made by First Magnus at Closing, as follows:

     5A.1 Existence and Good Standing FM-I. First Magnus-I is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, USA and has the requisite corporate power and authority and capacity to, enter into this Agreement and the Ancillary Agreements to which it is a party.

     5A.2 Existence and Good Standing FM-II. First Magnus-II is an LLC duly organized, validly existing and in good standing under the laws of the State of Arizona, USA and has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party.

     5A.3 Good Title. Each of First Magnus-I and First Magnus-II owns the Shares specified opposite its name on Schedule 4.2(a) and has good and valid title to such Shares, free and clear of any and all Encumbrances. Except as set forth on
Schedule 4.2(c), neither First Magnus-I nor First Magnus-II is a party to any options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments that are binding upon it providing for the issuance of any further Shares by the Company or the disposition, acquisition or transfer of any of the Shares held by it (or creating any rights on or in connection with the Shares) nor has it received notice of any claims by any Person entitled or claiming to be entitled to any of the foregoing. Except as set forth on Schedule 4.2(c), neither First Magnus-I nor First Magnus-II are a party to any voting trust, proxy or other agreement or understanding with respect to the voting or ownership or any rights in respect of any of their Shares or any agreement that requires or may require additional Shares to be issued or allotted beyond the Shares that currently are held by First Magnus-I or First Magnus-II other than the written agreements provided to the Buyer; nor has it received notice of any claims being made by any Person entitled or claiming to be entitled to any of the foregoing. Each of First Magnus-I and First Magnus-II will at Closing Transfer its Shares (and full legal and beneficial ownership thereof) to the Buyer free from any Encumbrance.

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

     5A.4 Validity and Enforceability. Each of First Magnus-I and First Magnus-II has the capacity or the requisite power and authority, as the case may be, to execute, deliver and perform such First Magnus-I and First Magnus-II obligations under this Agreement and under any Ancillary Agreements to which it is a party. This Agreement and each of the Ancillary Agreements to which a party has been duly executed and delivered by First Magnus-I and First Magnus-II, as applicable, and, assuming due authorization, execution and delivery by the Buyer and all parties hereunder, represents the legal, valid and binding obligation of each of First Magnus-I and First Magnus-II respectively, enforceable against each of First Magnus-I and First Magnus-II, respectively, in accordance with their terms to the extent that such entity or entities are party to such agreements.

     5A.5 No Conflict. No U.S. approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any U.S. Governmental Authority or any other Person is required for each of First Magnus-I or First Magnus-II to sell the Shares to the Buyer or otherwise to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party. Neither the execution and delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (i) conflict with, result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of or (iv) give any third Person the right to terminate or to accelerate any obligation under, the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which First Magnus-I or First Magnus -II, is bound, or pursuant to any Laws or the charter documents of First Magnus-I and First Magnus-II, as may be applicable. Neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which either First Magnus-I or First Magnus-II is or will be a party, nor the consummation of the transactions contemplated hereby, will
(A) result in the creation of any Encumbrance upon their Shares or (B) require any authorization, consent, approval, execution or other action by or notice to any U.S. Governmental Authority with respect to the obligations of either First Magnus-I or First Magnus-II hereunder. The transactions contemplated by this Agreement will, at the Closing, effect a transfer of the full unencumbered legal and beneficial ownership of the Shares held by First Magnus-I and First Magnus-II to the Buyer.

     5A.6 Financial Statements.

          (a) Attached as Schedule 4.17 are correct and complete copies of (i) the audited balance sheet of the Company and its Subsidiaries as of August 30, 2005, and the related audited statements of income, stockholders' equity and cash flows for the fiscal years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the "Company Financial Statements"), and (ii) the unaudited balance sheet of the Company and its Subsidiaries as of October 31, 2005, and the related unaudited statement of income for the three-month period then ended (the "Company Interim Financial Statements").

          (b) The Company Financial Statements present fairly, in all material respects, the financial position, results of operations, stockholders' equity and cash flows of the Company and its Subsidiaries at the dates and for the time periods indicated, and have been prepared and reviewed by the management of the Company and its Subsidiaries in accordance with GAAP, consistently applied throughout the periods indicated. The Company Interim Financial Statements present fairly in all material respects the financial position and results of operations of the Company and its Subsidiaries at the date and for the period indicated and have been prepared and reviewed by the management of the Company and its Subsidiaries in accordance with GAAP, and consistent with the Company Financial Statements. The Company Financial Statements and the Company Interim Financial Statements were derived from the books and records of the Company and its Subsidiaries.

     5A.7 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries have any material liabilities, claims, obligations or Indebtedness (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) except liabilities reflected and provided for in the Financial Statements and Selling Expenses. To the Knowledge of First Magnus, there exists no conditions, facts or circumstances for any such claims, obligations, liabilities or Indebtedness.

5B. Each of the Accredited Sellers hereby represents and warrants to the Buyer and covenants and agrees with the Buyer on behalf of himself or itself (as applicable) but not the other Accredited Investors that (i) on the date of this Agreement, and (ii) at Closing as follows:

     5B.1 He or it is an Accredited Seller is acquiring WNS Shares solely for his own account, for investment purposes and without any intention or view towards the distribution of such WNS Shares received by him/it in violation of the Securities Act, 1933, and the rules and regulations promulgated there under, as in effect from time to time (the "Securities Act"). Such Accredited Seller understands and acknowledges that the WNS Shares received hereunder by him/it will not, as of the time of acquisition and/or delivery thereof to him/it, be registered under the Securities Act or state securities laws and blue sky laws, and that, subject to registration under the Securities Act, such Accredited Seller may not sell, Transfer or otherwise dispose of such WNS Shares unless (i) such sale, Transfer or other disposition is made in conformity with the holding period and other limitations and requirements of the Securities Act; or (ii) such Accredited Seller delivers to the Buyer a written opinion, in the form and substance satisfactory, to the Buyer, of counsel reasonably acceptable to the Buyer, to the effect that such sale, Transfer or other disposition is exempt from registration under the Securities Act and state securities laws and blue sky laws; or (iii) such Accredited Seller receives the Buyer's written waiver of the requirements of this Section 5B.1. Such Accredited Seller understands that the WNS Shares have not been registered under the Securities Act or applicable state and other securities laws by reasons of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Accredited Seller's representations as expressed herein.

     5B.2 Such Accredited Seller understands and acknowledges and agrees that the Buyer is neither subject to any obligation to him/it to register (under the Securities Act and state securities laws and blue sky laws) the sale, Transfer or other disposition by him (or on his behalf) of the WNS Shares issued to and delivered to him/it (or to be delivered to him/it pursuant to the Escrow Agreement) nor subject to any other obligation to him to take any other action necessary in order to make compliance with an exemption from such registration available. Such

Accredited Seller understands that no public market now exists for any of the securities issued by the Buyer and that there is no assurance that a public market will ever exist for the securities of the Buyer.

     5B.3 Such Accredited Seller (other than First Magnus) hereby represents and warrants to the Buyer that (A) he is a natural Person whose individual net worth, or joint net worth with such Person's spouse, on the date of this Agreement is and as of the Closing will be in excess of US$1,000,000 (US Dollars One Million Only); and/or (B) he had an individual income in excess of US$200,000 in each of the two most recent years or joint income with such Accredited Seller's spouse in excess of US$300,000 in each of the two most recent years and has a reasonable expectation of reaching the same income level in the current year. Such Accredited Seller hereby represent and warrant to the Buyer that (x) it is a corporation (in the case of First Magnus-I) or a limited liability company (in the case of First Magnus-II); (y) that it was not formed for the specific purpose of acquiring the WNS Shares; and (z) it has total assets in excess of US$ 5,000,000 (US Dollars Five Million Only). Such Accredited Seller further represents and warrants to the Buyer that (1) he/it will not require the services of a "purchaser representative" as defined in Rule 501(h) of Regulation D under the Securities Act; (2) he/it has such knowledge and experience in financial and business matters that he/it is capable of evaluating the merits and risks of the prospective investment in the WNS Shares issued or delivered (or to be issued or delivered) hereunder; (3) he/it has received the Buyers annual reports and audited financial accounts for the years ended March 31, 2003, March 31, 2004 and March 31, 2005; (4) he/it has all information or has been provided access to all information regarding the business and financial condition of the Buyer, its expected plans for future business activities, material contracts, intellectual property, and the merits and risks of an investment in the WNS Shares which such Accredited Seller has requested or otherwise needs to evaluate an investment in the WNS Shares; (5) he/it has had an opportunity to discuss the Buyer's business, management and financial affairs with directors, officers and management of the Buyer and has had the opportunity to review the Buyer's operations and facilities; (6) he/it has also had the opportunity ask questions of, and receive answers from, the Buyer and its management regarding the terms and conditions of this investment and all such questions have been answered to such Accredited Seller's satisfaction; and (7) he/it has had the opportunity to consult with independent counsel concerning the transactions contemplated by this Agreement and has reviewed the terms and conditions carefully with such counsel, and acknowledges and fully understands the restrictions imposed under this Agreement and that the certificates for the WNS Shares issued or delivered (or to be issued or delivered) to him/it or any substitutions therefore, will have the following legend:

     THE SHARES REPRESENTED BY THE WITHIN CERTIFICATES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 IN RELIANCE UPON THE REPRESENTATIONS OF THE RECIPIENT THAT THEY ARE RECEIVED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION. THEY MAY NOT BE OFFERED OR SOLD AND NO TRANSFER OF THEM WILL BE MADE BY THE COMPANY OR ITS TRANSFER AGENT UNLESS (I) THEY ARE REGISTERED UNDER THE SECURITIES ACT OF 1933 OR (ii) THERE IS PRESENTED TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT NECESSARY.

5B.4 Such Accredited Seller acknowledges and understands that (a) the Transfer of the WNS Shares held by him/it will be subject to the terms and conditions of the Investment Agreement, and he/it must bear the economic risk of this investment for an indefinite period of time because the WNS Shares must be held indefinitely unless an exemption from such registration is available. Such Accredited Seller further understands that any transfer agent of the Buyer will be issued stop-transfer instructions with respect to the WNS Shares unless any Transfer thereof is (x) subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available and (y) made in accordance with the terms of this Agreement and the Investment Agreement.

             ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer hereby, represents and warrants to each of the Sellers (a) at the signing of this Agreement and (b) at Closing, subject only to the specific qualifications made in the schedules that correspond with each individual representation and warranty set forth herein, and subject to any updates to such schedules that are made by the Buyer at Closing, as follows:

     6.1 Existence and Good Standing. The Buyer is a private limited company duly organized, validly existing and in good standing under the laws of the Isle of Jersey and is duly authorized, qualified or licensed to do business as a foreign corporation in all jurisdictions other than those jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on the Buyer and its Subsidiaries taken as a whole. The Buyer has the corporate power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased, and (b) carry on its business as currently conducted. The Buyer is not engaged in any business other than the business process outsourcing business.

     6.2 WNS Shares. The Buyer will at Closing issue the WNS Shares to the Sellers free and clear of any and all Encumbrances. Such WNS Shares will be duly authorized, fully paid and non-assessable and will be issued in compliance with applicable Laws, with a then current value of Pound3.50 to each Seller in the amounts as designated on Schedule 2.2. Except for Warburg Pincus, BA and Theodore Agnew who have been granted certain additional rights under the Investment Agreement, the WNS Shares to be issued to the Sellers pursuant to this Agreement, will have the same rights, privileges and preferences as those held by the other shareholders of WNS (other than Warburg Pincus, British Airways and Theodore Agnew).

     6.3 Validity and Enforceability. Each of the Buyer and its Subsidiaries has the capacity or the requisite power and authority, as the case may be, to execute, deliver and perform its obligations under this Agreement and the each of the Ancillary Agreements to which it is a party and to effect the transactions contemplated hereby and thereby. The execution, delivery and performance of each of these agreements has been duly authorized by all requisite corporate action. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Buyer and any of its Subsidiaries that are a party to such agreements and, assuming due authorization, execution and delivery by the Sellers, represents the legal, valid and binding obligation of the Buyer and any of its Subsidiaries that are party to such agreements, enforceable against the Buyer and any of its Subsidiaries that are party to such agreements in accordance with their respective terms.

     6.4 Capitalization of the Buyer.

          (a) WNS Holdings Ltd. The authorized capital of the Buyer consists of 40,000,000 equity shares of GPB 10p each, all of which are issued and outstanding. The stock options of the Buyer are issued and outstanding as of the date of this agreement are 5,670,391. The stock options authorized to the employees by the Board of Directors of the Buyer but not issued to the employees are 381,172 as of the date of this agreement. In accordance with a term sheet executed by the Buyer with respect to a proposed acquisition by the Buyer, 30,000 equity shares of GBP 10p each and stock options convertible into 70,000 equity shares of GBP 10p each of the Buyer may be issued. Except as specifically set forth above in this Section 6.4, there are no authorized or outstanding options, rights or other securities of the Buyer. The outstanding shares of common stock are all duly and validly authorized and issued, fully paid and non-assessable, and were issued in compliance with all applicable Laws. There are not outstanding or authorized options, stock appreciation rights, phantom stock, warrants, rights (including pre-emptive or conversion rights, other than those in the Investment Agreement) or agreements for the purchase or acquisition of capital stock (or with respect thereto) from or with the Buyer or any of its Subsidiaries. Other than the Investment Agreement, the Buyer is not a party to any agreement or understanding with any Person that affect or relates to the voting of any securities of the Buyer. Other than the Investment Agreement, the Buyer is not a party to any other binding agreement with any shareholders of the Buyer and/or its Subsidiaries, as the case may be, limiting the transfer of the Buyer's shares.

     6.5 No Conflict. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any Governmental Authority or any other Person is required for the Buyer to purchase the Shares and for Buyer to issue the WNS Shares to the Sellers and/or otherwise for the Buyer and/or any of its Subsidiaries to perform its respective obligations under this Agreement or the Ancillary Agreements. Neither the execution and delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (i) conflict with, result in a breach of any of the provisions of (ii) constitute a default under, (iii) result in the violation of or (iv) give any third Person the right to terminate or to accelerate any obligation under, the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument that is material to the Buyer or any of its Subsidiaries and to which the Buyer is bound or affected, or pursuant to any Laws. Neither the execution and the delivery of this Agreement nor any of the Ancillary Agreements to which the Buyer or any of its Subsidiaries is or will be a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) result in the creation of any Encumbrance upon the WNS Shares or any assets or properties of the Buyer or any of its Subsidiaries or (b) require any authorization, consent, approval, execution or other action by or notice to any Governmental Authority. Neither the execution and the delivery of this Agreement nor any of the Ancillary Agreements to which the Buyer or any of its Subsidiaries is or will be a party, nor the consummation of the transactions contemplated hereby or thereby, will conflict with the charter documents of the Buyer. The transactions contemplated by this Agreement will, at the Closing, effect a transfer of the full unencumbered legal and beneficial ownership of the WNS Shares to the Sellers.

     6.6 Consents. No consent, approval or authorization of any third party or Governmental Authority is required in connection with the execution, delivery and performance by the Buyer, or, to the Knowledge of the Buyer and any of its Subsidiaries, of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

     6.7 Property. Neither the Buyer nor any of its Subsidiaries owns any real property. To the Knowledge of the Buyer, the Buyer and its Subsidiaries have a valid leasehold interest in, or a valid license to, all of their tangible assets and properties. Any real property occupied by the Buyer or any Subsidiary of the Buyer is so occupied pursuant to a lease, license and/or occupancy agreement, and amendments thereto (each a "Buyer Real Property Lease," and collectively, the "Buyer Real Property Leases." The Buyer and each of its Subsidiaries have good and marketable title to or have the right to use all items of all equipment, machinery, and other similar tangible personal property that are material to its business, and such tangible assets that are material to Buyer's or any of its Subsidiaries' business are generally in good operating condition and repair (subject to normal wear and tear consistent with the age of the assets).

     6.8 Litigation. Except as disclosed in Schedule 6.8, there is no instance in which the Buyer or any of its Subsidiaries is or has been within the three-year period prior to the date of this Agreement, (a) subject to any unsatisfied Order or (b) been made by a party or received a threat threatened to be made a party to any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority that would, if determined adversely to the Buyer, be material to Buyer or any of its Subsidiaries, or the business of Buyer or any of its Subsidiaries. Except as disclosed in Schedule 6.8, there is no suit, action, litigation, investigation, claim, complaint, grievance or proceeding, including appeals and applications for review, in progress, or pending or threatened against or relating to the Buyer, or any of its Subsidiaries, or involving any of the assets or properties of the Buyer and any of its Subsidiaries (or to the Knowledge of the Buyer) and/or any of the officers or directors of the Buyer or any of its Subsidiaries before any Governmental Authority, commission, board, bureau, agency or arbitration panel that, if determined adversely to the Buyer, or any of its Subsidiaries, (i) would enjoin, restrict or prohibit the transfer of all or any part of the transaction as contemplated by this Agreement, or (ii) prevent the Buyer from fulfilling all of its obligations set out in this Agreement.

     6.9 Compliance with Laws. Each of the Buyer and its Subsidiaries is now, and has been in material compliance with all Laws and Orders.

     6.10 Conduct of Business. Since March 31, 2005, the business and operations of the Buyer and each of its Subsidiaries have been conducted in the Ordinary Course of Business of the Buyer and its Subsidiaries taken as a whole and there has not been any material adverse change in the operation of the business of the Buyer and its Subsidiaries or the performance or financial condition of the Buyer and its Subsidiaries.

     6.11 Labor Matters.

          (a) Neither the Buyer nor any of its Subsidiaries is a party to or bound by any union contract, collective bargaining agreement;

          (b) neither the Buyer nor any of its Subsidiaries has agreed to recognize any union or other collective bargaining unit; and

          (c) no union or collective bargaining unit has been certified as representing the employees of the Buyer or any of its Subsidiaries and no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of the Buyer or any of its Subsidiaries. Neither the Buyer nor any of its Subsidiaries has experienced any labor strike, labor dispute, labor slowdown or labor stoppage or any other material labor difficulty during the past five years.

     6.12 Contracts. The Contracts to which the Buyer or any of its Subsidiaries is a party and to which a material portion of the assets of the Buyer or any of its Subsidiaries are bound and that (a) govern the borrowing of money or the Guarantee or the repayment of Indebtedness other than accounts receivable or payable in the Ordinary Course of Business or granting of Encumbrances (other than Permitted Encumbrances) on any property or asset of the Buyer or any of its Subsidiaries; (b) contain covenants limiting the freedom of the Buyer or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or market; (c) are for the use of or which restrict the use of a material portion of its Intellectual Property; (d) with any directors, officers, employees or any shareholders of the Buyer or any of its Subsidiaries or Affiliates; (e) provide for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including but not limited to computer hardware or software or other property or services) in excess of US$ 100,000 (f) grant to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any material right, asset or property of the Buyer or any of its Subsidiaries (other than under the Investment Agreement); (g) pertain to the lease of any individual equipment or other individual personal property in excess of $100,000; (h) provide for any counter trade or barter arrangement; (i) involve a material distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by the Buyer or any of its Subsidiaries at will or by giving notice of 30 days or less, without liability; (j) involve a joint venture; (k) involve the acquisition of any business enterprise whether via stock or asset purchase or otherwise are hereby defined as a "Buyer Material Contract." Each Buyer Material Contract is a valid, binding and enforceable obligation of the Buyer or each of its Subsidiaries, as the case may be, enforceable in accordance with its terms and each copy of such Contract that has been furnished to the Shareholder Representatives or their advisors (which includes the Investment Agreement) were true, correct and complete copies of it. With respect to the Buyer Material Contracts: (a) neither the Buyer nor any of its Subsidiaries or, to the Knowledge of the Buyer, any other party thereto is in material default under or in material violation of any Buyer Material Contract; (b) to the Knowledge of the Buyer, no event has occurred which, with notice or lapse of time or both, would constitute such a material default or material violation; and (c) neither the Buyer nor any of its Subsidiaries has released any of its material rights under any such Buyer Material Contract.

     6.13 Intellectual Property.

          (a) All of the Intellectual Property practiced or used by the Buyer or any of its Subsidiaries that is essential to the conduct of their respective businesses and not widely commercially available either is owned by the Buyer or its Subsidiaries, as the case may be, or the Buyer, and if applicable, its Subsidiaries, as the case may be, have the right to use or are the sole and exclusive owners (as between themselves and any third person that is not a Subsidiary) of all right, title and interest in and to such Intellectual Property. All other Intellectual Property that is not owned by the Buyer or any of its Subsidiaries is being used by the Buyer or each of its Subsidiaries, as the case may be, only with the consent of or license from (and in accordance with such consent or license) the rightful owner thereof and all such consents and licenses are in full force and effect.

          (b) To the Knowledge of the Buyer, neither the Buyer nor its Subsidiaries are infringing the Intellectual Property of any third party. To the Knowledge of the Buyer, no third party is infringing the Intellectual Property of the Buyer or any of its Subsidiaries.

     6.14 Insurance. To the Knowledge of the Buyer, the insurance maintained by the Buyer and each of its Subsidiaries are sufficient to comply with all applicable Laws and Contracts to which the Buyer or any of its Subsidiaries are a party.

     6.15 Buyer Financial Statements.

          (a) Attached as Schedule 6.15 are correct and complete copies of (i) the audited balance sheet of the Buyer and of its Subsidiaries as of March 31, 2003, March 31, 2004, and March 31, 2005, and the related audited statements of income, stockholders' equity and cash flows for the fiscal years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the "Buyer Financial Statements"), and (ii) the unaudited consolidated management accounts of the Buyer as of September 30, 2005, and the related unaudited statement of income for the three-month period then ended (the "Buyer Interim Financial Statements").

          (b) The Buyer Financial Statements present fairly, in all material respects, the financial position, results of operations, stockholders' equity and cash flows of the Buyer and each of its Subsidiaries at the dates and for the time periods indicated, and have been prepared and reviewed by the management of the Buyer and its each of Subsidiaries in accordance with GAAP, consistently applied throughout the periods indicated The Interim Buyer Financial Statements present fairly in all material respects the financial position and results of operations of the Buyer and any of its Subsidiaries at the date and for the period indicated and have been prepared and reviewed by the management of the Buyer and each of its Subsidiaries. The Buyer Financial Statements and the Interim Buyer Financial Statements were derived from the books and records of the Buyer and each of its Subsidiaries.

     6.16 Undisclosed Liabilities. Neither the Buyer nor any of its Subsidiaries have any material liabilities, claims, obligations or Indebtedness (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) except liabilities reflected and provided for in the Buyer Financial Statements. To the Knowledge of the Buyer, there exist no conditions, facts or circumstances for any such claims, obligations, liabilities or Indebtedness.

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

     6.17 Taxes.

          (a) All Returns required to be filed by or on behalf of the Buyer and the Subsidiaries have been filed when due in accordance with all applicable Laws. All such Returns (i) correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Buyer and the Subsidiaries and (ii) were correct and complete in all respects and
     (iii) have been prepared in accordance with all applicable Laws. All Taxes owed by the Buyer and the Subsidiaries (whether or not shown as due and payable on any Return) have been timely paid or withheld and remitted to the appropriate Taxing Authority.

          (b) Neither the Buyer nor any of its Subsidiaries has received notice of any claim by a Governmental Authority in a jurisdiction where the Buyer or a Subsidiary, as the case may be, does not file Returns that the Buyer or such Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.

     6.18 Customers and Suppliers.

          Except as disclosed in Schedule 6.18, (a) none of the customers of the Buyer representing more than 10% of the gross revenues of the Buyer has reduced by more than 25% its business with the Buyer from the levels achieved during the year ended March 31, 2005, and except as disclosed in
     Schedule 6.18, to the Knowledge of the Buyer, no such material reduction is currently expected to occur; (b) no material customer of the Buyer has terminated its relationship with the Buyer or any of its Subsidiaries, as the case may be, or, to the Knowledge of the Buyer, has threatened to do so; and (c) neither the Buyer nor any of its Subsidiaries is involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Buyer and its Subsidiaries taken as a whole.

                             ARTICLE 7: TAX MATTERS

     7.1 Apportionment of Taxes. All Taxes and Tax liabilities with respect to the Company or any Subsidiary that relate to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a "Straddle Period") will be apportioned between the portion of the Straddle Period that extends from the first of day of such Straddle Period through the Closing Date (the "Pre-Closing Straddle Period") and the portion of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the "Post-Closing Straddle Period") as follows: (a) in the case of Taxes that are either (i) based upon or measured by reference to income, receipts or profits (but not including sales and use Taxes), (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.3), or (iii) required to be withheld such Taxes shall be deemed equal to the amount which would be payable if the Tax year ended at the end of the day on the Closing Date; and (b) in the case of Taxes imposed on a periodic basis with respect to the Company or any Subsidiary, or otherwise measured by the level of any item, such Taxes shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

     7.2 Returns. The Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company and the Subsidiaries that are due with respect to any Pre-Closing Tax Period and Straddle Period other than Returns for which the due date (with applicable extensions) fall son or before the Closing Date, provided that (a) such Returns shall be prepared consistent with past practice, and (b) the Shareholder Representative shall review and approve such Returns prior to filing, which approval will not be unreasonably withheld or delayed. The Buyer shall pay or cause to be paid all Taxes imposed on the Company and the Subsidiaries shown as due and owing on such Returns subject to reimbursement by the Sellers pursuant to Article 11.

     7.3 Transfer Taxes. All transfer, real estate, income, capital gains, sales, use, value added and other such Taxes and fees (including any penalties and interest) imposed on the Buyer, the Company or any Subsidiary in connection with this Agreement and the Escrow Agreement due to the Transfer of the Shares and due to receipt by the Sellers of the WNS shares (other than as set forth in Section 2.2(c)) shall be borne by the Sellers ("Seller Transfer Taxes"), provide however that any stock transfer or similar taxes, however denominated shall be borne by the Buyer ("Buyer Transfer Taxes"), and either party, at their own expense, will cause to be filed all necessary Returns and other documentation (if any) with respect to all such Taxes. All taxes, duties, cesses, levies or charges relating to the Pre-Closing Dividend by the Company shall be borne by the Company.

     7.4 Cooperation; Audits. In connection with the preparation of Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company and the Subsidiaries for all Pre-Closing Tax Periods, the Buyer, the Company and the Subsidiaries, on the one hand, and the Shareholder Representative, on the other hand, shall cooperate fully with each other, including, without limitation, furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. Sellers shall deliver, within ten (10) days of Buyer's request, any information required to reported by Buyer or the Company under Section 6043A of the Code.

     7.5 Controversies.

          (a) The Buyer shall notify the Shareholder Representative upon receipt by the Buyer or any Affiliate of the Buyer of any notice of any inquiries, assessments, Proceedings or similar events received from any Governmental Authority with respect to Taxes of the Company or any Subsidiary for which the Representing Sellers would be required to indemnify the Buyer, the Company, any such Subsidiary or any of their Affiliates pursuant to Article 11 other than a Straddle period Tax Matter (any such inquiry, assessment, Proceeding or similar event, a "Tax Matter"). The Shareholder Representative may, at the expense of the Sellers, participate in and, upon notice to the

     Buyer, assume the defense of any such Tax Matter. If the Shareholder Representative assumes such defense, the Shareholder Representative will have the authority, with respect to any Tax Matter, to represent the interests of the Company and the Subsidiaries before the relevant Governmental Authority and shall have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. The Buyer has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by the Shareholder Representative. The Shareholder Representative must not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of the Buyer, the Company, any Subsidiary or any Affiliate of the foregoing for a Post-Closing Tax Period or Post-Closing Straddle period without the prior written consent of the Buyer, which will not be unreasonably withheld or delayed. The Shareholder Representative must keep the Buyer informed with respect to the commencement, status, and nature of any such Tax Matter, and will, in good faith, allow the Buyer to consult with it regarding the conduct of or positions taken in any such proceeding.

          (b) The Buyer shall have the right to represent the interests of the Company and the Subsidiaries before the relevant Governmental Authority with respect to any inquiry, assessment, Proceeding or other similar event relating to a taxable period that begins before but does not end on the Closing Date (a "Straddle Period Tax Matter") and shall have the right to control the defense, compromise or other resolution of any such Straddle Period Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Straddle Period Tax Matter. If the Representing Sellers would be required to indemnify the Buyer, the Company, any Subsidiary or any of their Affiliates with respect to such Straddle Period Tax Matter then: (i) the Shareholder Representative has the right (but not the duty) to participate in the defense of such Straddle Period Tax Matter and to employ counsel, at its own expense, separate from counsel employed by the Buyer, (ii) the Buyer must not enter into any settlement of or otherwise compromise any such Straddle Period Tax Matter to the extent that it adversely affects the Tax liability of the Sellers without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld or delayed, and (iii) the Buyer must keep the Shareholder Representative informed with respect to the commencement, status, and nature of any such Straddle Period Tax Matter, and will, in good faith, allow the Shareholder Representative to consult with it regarding the conduct of or positions taken in any such proceeding.

                              ARTICLE 8: COVENANTS

     8.1 Seller Covenants

     8.1.1 Conduct of Business by the Company. Except as otherwise expressly contemplated by this Agreement, during the period from the date of this Agreement to the earlier of (a) the termination of this Agreement pursuant to Article 10, or (b) the Closing Date, the Seller shall not, and shall cause the Company and its Subsidiaries not to do any or all of the acts listed hereunder, during the period from the date of this Agreement to the Closing Date, except as expressly contemplated by any other provision of this Agreement, without prior written consent of the Buyer (which can be provided by email).

          (i) other than the Pre-Closing Dividend, declare, set aside or pay any dividends on (or make any other distributions in respect of), any of its share capital, split, combine, exchange, recapitalize or reclassify any of its share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its share capital;

          (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Encumbrance any shares of its share capital, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such share capital, voting securities or convertible securities;

          (iii) amend its certificate of incorporation or by laws or the memorandum and articles of association of Trinity India (or equivalent constitutional and charter documents);

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or capital stock of, or by any other manner, any business or any Person;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Encumbrance (other than Permitted Encumbrances) or otherwise dispose of any of its properties or assets outside the Ordinary Course of Business of the Company and its Subsidiaries;

          (vi) (A) grant to any current or former director, officer or other employee any increase in compensation, bonus or other benefits, except as required by Law or under any bonus or compensation or stock option plans or employment agreement in effect as of the date of this Agreement, (B) grant to any such current or former director, officer or employee any increase in severance or termination pay, or (C) enter into, or amend, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer or employee, in each case outside the Ordinary Course of Business of the Company and its Subsidiaries;

          (vii) incur or become subject to any liability outside the Ordinary Course of Business of the Company and its Subsidiaries in excess of US$100,000 in the aggregate;

          (viii) incur or commit to incur any capital expenditures or any obligations or liabilities in excess of US$100,000 that will not be fully performed or discharged prior to the Closing Date;

          (ix) (A) enter into, amend, modify or consent to the termination of any Seller Material Contract; or (B) amend, waive, modify or consent to the termination of any material right under any Seller Material Contract;

          (x) commence or settle any litigation;

          (xi) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement (except as expressly contemplated by this Agreement) in excess of an aggregate amount of US$ 20,000;

          (xii) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable;

          (xiii) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of the Company and its Subsidiaries, or if outside the Ordinary Course of Business of the Company and its Subsidiaries, pay, discharge or satisfy amounts in excess of $100,000 in the aggregate, if such amounts are for liabilities that are not reflected or reserved against in the Financial Statements;

          (xiv) make or change any material election in respect of Taxes or India Taxes, adopt or change any accounting method in respect of Taxes or India Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes or India Taxes that was not reserved for on the Financial Statements, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or India Taxes;

          (xv) change any of the accounting methods used by it unless required by US GAAP;

          (xvi) enter into any strategic alliance or joint marketing arrangement or agreement;

          (xvii) terminate any Key Employees, or encourage any Key Employees to resign outside the Ordinary Course of Business of the Company and its Subsidiaries;

          (xviii) authorize, or commit or agree to take, any of the foregoing actions.

     Provided that, if the Shareholder Representative, the Company and/or any of its Subsidiaries gives a notice to the Buyer under Section 8.1.1, then the Buyer shall have the right not to consummate the transactions contemplated in this Agreement, and in such circumstances the Buyer shall have no remedy against the Sellers or the Company or any of its Subsidiaries for any breach of the covenants contained in this Section 8.1.1. The Buyer shall have a remedy against the Sellers for any breach of the foregoing covenants if a notice was not given on behalf of the Sellers to the Buyer under this Section 8.1.1, unless the Closing occurs.

     8.1.2 Advice of Changes; Other Actions. During the period from the date hereof until the earlier of the termination of this Agreement pursuant to
Article 10 or the Closing Date, the Representing Sellers and the Company shall promptly advise the Buyer orally and in writing to the extent the Representing Sellers have Knowledge of any change or event having, or which could reasonably be expected to (A) imminently have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, (B) materially and adversely affect the accuracy of the representations and warranties of the Representing Sellers contained herein, or (C) cause the conditions set forth in Article 9 not to be satisfied.

     8.1.3 No Solicitation of Alternative Transactions. During the period from the date hereof until the earlier of the termination of this Agreement pursuant to Article 10 or the Closing Date, none of the Company, First Magnus or the Representing Sellers shall, and each of them shall cause the Company and/or any of its Subsidiaries not to authorize or permit any of its respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person, (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal or (b) participate in any discussions or negotiations regarding any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer from any Person relating to any (i) direct or indirect acquisition or purchase of all or substantially all of the business or assets of the Company or any of its Subsidiaries, (ii) direct or indirect acquisition or purchase of any equity securities of the Company or any of its Subsidiaries,
(iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning any equity securities of the Company or any of its Subsidiaries, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries. None of the Company, First Magnus or the Representing Sellers shall, and the Sellers shall cause the Company and its Subsidiaries not to, enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

     8.1.4 Access to Information and Premises. The Representing Sellers shall cause the Company and each of its Subsidiaries to afford to the Buyer and to the officers, employees working on the transaction, accountants, counsel, financial advisors and other representatives of the Buyer with a "need to know" reasonable access during normal business hours and on reasonable notice to the Company during the period prior to the Closing Date to its respective documents and records concerning its respective properties, books, contracts, commitments, personnel, customers, vendors and records and all other information concerning its respective business, properties and personnel as the Buyer may reasonably request.

     8.1.5 Intercompany Indebtedness and Certain Payments. All of the Indebtedness of any Core Member to the Company or Trinity India shall be repaid to the Company or Trinity India, as the case may be, in full prior to the Closing. All of the inter-company Indebtedness between the Company on the one-hand and the Trinity India on the other shall be fully paid prior to the Closing, except as otherwise prohibited by applicable Law.

     8.1.6 Issue of Shares. The Sellers shall ensure that the Company shall not, from the date of execution of this Agreement till the Closing Date, issue any Shares including the common stock of the Company.

     8.1.7 Update of Disclosure Schedules. The Sellers shall have the right to update the schedules to this Agreement until the Closing Date;. provided, however, if any such change or modification to the schedules discloses a Material Adverse Effect or is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole from the disclosures, the Buyer shall have a right to terminate this Agreement (without any liability whatsoever pursuant to Article 10 of this Agreement).

     8.1.8 Cash Retention. The Representing Sellers shall cause the Company and Trinity India as a whole, and in addition to the existing net working capital reflected in the Company's Interim Financial Statements, to retain as cash in hand, net of Selling Expenses and any unreserved Taxes, penalties and fines, at least United States $2.1 million on the Closing Date. The remainder amounts possessed by the Company on the Closing Date after setting aside the aforesaid amounts shall be paid to the Sellers.

     8.1.9 Form 5471. The Representing Sellers shall cause the Company to file a return under Form 5471 under the IRS, and shall cause the Company to pay all associated costs, taxes, liabilities in this regard.

     8.2 Buyer Covenants

     8.2.1 Conduct of Business by Buyer and each of its Subsidiaries. Except as otherwise expressly contemplated by this Agreement, during the period from the date of this Agreement to the earlier of (a) the termination of this Agreement pursuant to Article 10, or (b) the Closing Date, Buyer and any of its Subsidiaries shall not, during the period from the date of this Agreement to the Closing Date, except as expressly contemplated by any other provision of this Agreement, without prior written notice to the Shareholder Representatives:

          (i) amend its memorandum and articles of association or by-laws (or equivalent constitutional and charter documents) or the Investment Agreement (except as expressly contemplated by this Agreement);

          (ii) terminate any Key Employees, or encourage any Key Employees to resign;

     provided that, if the Buyer and/or any of its Subsidiaries gives a notice to the Sellers under Section 8.2.1 of either (i) or (ii) or if one or both of British Airways or Warburg Pincus have ceased to be shareholders of, or if Warburg Pincus has sold off a majority of its shareholding in the Buyer shall give the Shareholder Representatives notice of this, and, in each case of the foregoing, the Sellers shall have the right not to consummate the transactions contemplated in this Agreement, and in such circumstances the Sellers shall have no remedy against the Buyer and/or any of its Subsidiaries for any breach of the covenants. The Sellers shall have a remedy against the Buyer for any breach of covenants if a notice is not given on behalf of the Buyer to the Sellers under this Section 8.2.1.

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

     8.2.2 Advice of Changes; Other Actions. During the period from the date hereof until the earlier of the termination of this Agreement pursuant to
Article 10 or the Closing Date, the Buyer shall promptly advise the Shareholder Representatives and the Company orally and in writing to the extent the Buyer has knowledge of any change or event having, or which could reasonably be expected to (A) imminently have a Material Adverse Effect on the Buyer and any of its Subsidiaries taken as a whole, (B) materially and adversely affect the accuracy of the representations and warranties of the Buyer contained herein, or
(C) cause the conditions set forth in Article 9 to be satisfied.

     8.2.3 Investment Agreement. The Buyer agrees that the Sellers receiving Stock Consideration will become a party to the Investment Agreement through the Deed of Adherence and will take on record with effect from the Closing such Deed of Adherence at a meeting of the Board of Directors to be first held subsequent to the Closing Date. In addition, if the Buyer or one or more of its Subsidiaries engages in a public offering or flotation or change of control transaction with a listed or quoted company, the Buyer agrees that if there is an exchange or conversion of any Shares, then subject to applicable Law, the Accredited Sellers will be included in such an exchange and have the right to receive the same type of securities as the other shareholders of the Buyer.

     8.2.4 Issue of Shares. The Buyer agrees that after the Closing Date for so long as Warburg Pincus holds more than 50% of the issued and outstanding share capital of the Buyer, the Buyer will not issue on a preferential basis to Warburg Pincus (except for any rights issues made to all holders of the Company's Common Stock) any additional shares of its Common Stock at a price less than the fair market value of such shares as on the date of such issue of shares, provided, however, that the Buyer shall no longer be bound by this obligation upon the occurrence of an initial public offering of any of the shares of the Buyer.

     8.2.5 Update of Disclosure Schedules. The Buyer shall have the right to update the schedules to this Agreement until the Closing Date; provided, however, if any such change or modification to the schedules discloses an event or circumstance or facts that has had or is reasonably expected to have a Material Adverse Effect on the Buyer and its Subsidiaries taken as a whole, the Shareholder Representatives shall, subject to Article 10, have a right to terminate this Agreement without any liability whatsoever.

     8.2.6 Filings for resignation of Seller Nominee Directors. The Buyer shall, or shall cause the Company and its Subsidiaries, as soon as practicable after Closing, to file all necessary forms with the concerned Registrar of Companies to effect the resignation of the Seller Nominee Directors and appoint replacement directors.

     8.3 Reciprocal Covenants

     8.3.1 Access to Information and Premises. Each party shall (and cause each of its subsidiaries and affiliates as applicable) to afford to the other (and its officers, employees, accountants, counsel, financial advisors and other representatives) access during normal business hours and on reasonable notice during the period prior to the Closing Date to all of its respective documents and records concerning its respective properties, books, contracts, commitments, personnel, customers, vendors and records and all other information concerning its respective business, properties and personnel as Company or Buyer may reasonably request.

     8.3.2 Cooperation. Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions set forth in Article 9 to be satisfied and otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement; provided, however, that the obligations of each Party under this Section 8.3.2 shall not limit or otherwise affect any remedies available to the other Parties.

     8.3.3 Confidentiality. Any communications between the Parties, the terms and conditions of this Agreement, the documents contemplated hereby and the transactions contemplated hereunder, and any other information and other material supplied to or received by one party from the other party which is either marked "Confidential" or is by its nature intended to be exclusively for the knowledge of the recipient alone and any information concerning the business of Buyer or the Company, or either party's Subsidiaries or Affiliates or the business, transactions, operations or financial arrangements of the disclosing party or of any Person with whom any of them has a confidential relationship (together, the "Confidential Information"), shall not be disclosed by the recipient to any third Persons (other than to the recipient's Affiliates or their officers, employees and advisers on a need to know basis) unless or until:

          (i) such information is received from a third Person without any condition of confidentiality; or

          (ii) the recipient is compelled to disclose such information by any Governmental Authority or pursuant to any Law; or

          (iii) the recipient can reasonably demonstrate that the information is available in the public domain, whereupon, to the extent that it is public, this obligation shall cease; or

          (iv) it is required to be furnished to the bankers of or investors or potential bankers or investors in Buyer and in such case such disclosure shall only be made in confidence after the Closing and the recipient shall procure that each such Person to whom disclosure is made shall before such disclosure give an undertaking on the same terms as this or otherwise be bound by appropriate confidentiality obligations or restrictions.

     8.3.4 Public Announcement. The Parties shall not issue, or cause the issuance or publication of, any press release or other announcement or public communication concerning this Agreement, their negotiations or the transactions contemplated by this Agreement or any of the Ancillary Agreements, except (i) with the prior approval of the other Parties (except that the approval of the Shareholder Representative and First Magnus-I shall constitute approval of all the Sellers and the Company, or (ii) when required by Law, after intimation (of not less than forty eight (48) hours prior to such press release, announcement or communication unless otherwise required by any Governmental Authority) to the other parties hereto, and then only to the extent required by Law.

     8.3.5 Reliance. Each Party acknowledges that the other Parties have entered into this Agreement upon the basis of, and in reliance upon the representations, warranties and covenants herein contained.

     8.3.6 Reasonable Best Efforts; Cooperation. Each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions set forth in Article 9 to be satisfied and otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement; provided, however, that the obligations of each Party under this Section 8.3.6 shall not limit or otherwise affect any remedies available to the other Parties.

                          ARTICLE 9: CLOSING CONDITIONS

     9.1 Conditions to the Obligations of the Buyer to Effect the Transactions Contemplated under this Agreement. The obligations of the Buyer to effect the transactions contemplated under this Agreement are subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Representing Sellers and First Magnus-I set forth herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and at and as of the Closing Date, as if made at and as of such time.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Sellers (including the Shareholder Representative) to be performed and complied with pursuant to this Agreement at or prior to Closing shall have been duly performed in all material respects.

          (c) Delivery of Documents. The Sellers shall have delivered, or cause to be delivered, to the Buyer all of the documents required by Section 3.2, and each such document shall be in form or substance reasonably satisfactory to Buyer.

          (d) No Injunctions or Restraints. No judgment, Order, decree, statute, Law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") on the transactions contemplated under this Agreement, or seeking to prohibit the transactions contemplated under this Agreement shall be in effect.

          (e) No Material Adverse Change. There shall not have occurred any Materially Adverse Effect on the Company or its Subsidiaries taken as a whole.

          (f) Board and Shareholder Approval. The approvals of the directors and shareholders of the Company and each of its Subsidiaries contemplated by
     Section 3.2 and shall have been duly obtained as so contemplated.

          (g) Advance. The earnest money/advance payment made by Trinity India to VLS Capital Limited under the terms of a Memorandum of Understanding dated January 27, 2005 and the Agreement to Sell dated February 25, 2005, will have been repaid by VLS Capital Limited to Trinity India along with interest, if any.

          (h) Core Members Indebtedness. All of the Indebtedness of any Core Member to the Company or Trinity India shall have been repaid in full.

          (i) Company and Trinity India Indebtedness. All of the inter-company Indebtedness between the Company on the one-hand and the Trinity India on the other shall have been paid in full, except for those listed on Schedule 9.1(i).

     9.2 Conditions to the Sellers' Obligations to Effect the Transactions Contemplated under this Agreement. The obligation of the Sellers to effect the transactions contemplated under this Agreement are subject to the satisfaction or waiver in writing by each of the Shareholder Representative and First Magnus at or prior to the Closing of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Buyer set forth herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and at and as of the Closing Date, as if made at and as of such time.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Buyer to be performed and complied with pursuant to this Agreement at or prior to Closing shall have been duly performed and complied with in all material respects.

          (c) Delivery of Documents. The Buyer shall have delivered, or caused to be delivered, to the Sellers all of the documents required by Section 3.3, each in form and substance reasonably satisfactory to the Shareholder Representative and First Magnus.

          (d) No Injunctions or Restraints. No Restraints affecting the transactions contemplated under this Agreement or seeking to prohibit the transactions contemplated under this Agreement shall be in effect.

          (e) No Material Adverse Change. There shall not have occurred any Material Adverse Effect on the Buyer or its Subsidiaries taken as a whole.

          (f) Board and Shareholders Approval. The approvals of the directors (and shareholders if applicable) of the Buyer contemplated by Section 3.3 shall have been duly obtained as so contemplated.

                             ARTICLE 10: TERMINATION

     10.1 Termination of this Agreement. Notwithstanding any provision contained in the Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

          (a) Written Agreement. By written agreement executed by the Buyer, on the one hand, and each of the Shareholder Representatives, on the other hand, at any time prior to the Closing.

          (b) End Date. By the Buyer or the Shareholder Representatives acting collectively if the Closing shall not have occurred by November 18, 2005 or such other date as mutually agreed by the parties (the "End Date"); provided, however, that the right to terminate this Agreement under this
     Section 10.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing Date to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, or (ii) if the delay is due to a requirement of Law or the inquiry of a Governmental Authority then the parties shall mutually agree a new End Date.

          (c) Material Breach by the Sellers. By the Buyer, if any of the Sellers shall have breached or failed to perform in any material respect any of its/his/her respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) is not cured within 30 days after written notice thereof or (B) is incapable of being cured by the Sellers, as the case may be.

          (d) Material Breach by the Buyer. By the Shareholder Representatives acting collectively, if the Buyer shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) is not cured within 30 days after written notice thereof or (B) is incapable of being cured by the Buyer, as the case may be.

     10.2 Effect of Termination. Notwithstanding any provision of this Agreement, no Shareholder Representative alone or acting singly shall be entitled to or shall terminate this Agreement. Where any provision entitles a Shareholder Representative to terminate this Agreement, the exercise of such right will be effective if and only if both Shareholder Representatives together execute a written notice of termination. In the event that this Agreement is terminated pursuant to Section 10.1, all obligations of the Parties under this Agreement shall terminate and none of the parties shall have any liability or obligation to any of the other Parties other than (i) under the provisions of this Section 10.2, Article 11 and Article 12 or (ii) on account of and only to the extent of any breach hereunder arising prior to such termination.

                              ARTICLE 11: REMEDIES

     11.1 Indemnification by the Representing Sellers and First Magnus. The Representing Sellers and First Magnus, as the case may be, shall jointly but not severally indemnify and hold harmless the Buyer, and its respective officers, directors, employees, agents and Affiliates (the

"Buyer Indemnified Parties") from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including, but not limited to, reasonable attorneys' fees) and disbursements (collectively "Losses") actually sustained by any of such Buyer Indemnified Parties based upon, arising out of or otherwise in respect of:

          (a) any inaccuracies in or any breach of any representation or warranty made by him or it in this Agreement, as the case may be;

          (b) any breach of any covenant, obligation or agreement of him or it under this Agreement as the case may be;

          (c) any claims for Taxes (or the non-payment thereof) of the Company and the Subsidiaries for any Pre-Closing Tax Period and any Pre-Closing Straddle Period including (i) all Taxes of any member of an affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law; and/or (ii) any and all Taxes of any other Person imposed on the Company or any Subsidiary, as a transferee or successor or otherwise, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date, but the Taxes subject to this subsection (c) of this Section 11.1 shall not include (A) any Taxes for which adequate reserves in accordance with US GAAP are reflected in the Financial Statements, and/or (B) any Taxes incurred as a result of the actions or inactions taken or not taken at the express direction of the Buyer or one of its Affiliates in anticipation of the transactions contemplated by this Agreement and the other Ancillary Agreements (but excluding any Taxes resulting from any gains on the sale by any Sellers of their Shares for which the Sellers shall remain liable); and

          (d) any Selling Expenses not fully paid on or prior to the Closing
     Date.

     11.2 Indemnification by Buyer. The Buyer shall indemnify and hold harmless the Sellers and their respective members, agents, employees and Affiliates (the "Seller Indemnified Parties") from and against any and all Losses actually sustained by any of such Seller Indemnified Parties based upon, arising out of or otherwise in respect of:

          (a) any inaccuracies in or any breach of any representation or warranty of the Buyer contained in this Agreement;

          (b) any breach of covenant, obligation or agreement of the Buyer contained in this Agreement;

          (c) for any Post-Closing Tax matters; and

          (d) for any Buyer Transfer Taxes.

     11.3 Notice and Opportunity to Defend

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

          (a) Notice of Asserted Liability. As soon as is reasonably practicable and in any case not more than thirty (30) calendar days after a Seller Indemnified Party, on the one hand, or the Buyer, on the other hand, becomes aware of any claim that it has or they have under Section 11.1 or
     Section 11.2 hereof, as the case may be, that may result in a Loss (a "Liability Claim"), such party (the "Indemnified Party") shall give notice thereof (a "Claims Notice") to the other party (the "Indemnifying Party"). A Claims Notice shall describe the Liability Claim in reasonable detail, and shall indicate the amount (estimated to the extent feasible) of the Loss that has been or is reasonably likely to be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 11.3(a) shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent that such delay or failure results in prejudice to the Indemnifying Party.

          (b) Opportunity to Defend. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty
     (30) calendar days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 11.3(b), the Indemnified Party may continue to defend the Liability Claim with counsel of its choice. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 11.3(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof and shall control the defense; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume and control its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times have the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement but not to the extent it would or would be reasonably likely to result in prejudice to the Indemnifying Party unless the Indemnifying Party either fails to assume the defense of a Liability Claim or fails to take reasonable steps necessary to defend diligently such Liability Claim. The Indemnifying Party, if it shall have assumed the defense of any Liability Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim which (1) does not include as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability under such Liability Claim, or (2) grants any injunctive or equitable relief against such Indemnified Party or its Affiliates The Indemnified Party shall have the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party.

          (c) Other Actions. Indemnified Persons shall act in a commercially reasonable manner in addressing any Losses that may provide the basis for an indemnifiable claim (that is, the Indemnified Person shall respond to such Losses in the same manner that it would respond to such Loss in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the Losses for which indemnification is being sought.

     11.4 Indemnity Payments. Any payment made by any Sellers pursuant to
Section 11.1 and any payment made by the Buyer pursuant to Section 11.2 shall be made free and clear of and without deduction for or on account of any Taxes, charges, fees, costs, expenses or duties except as may be required by any Law. If any Taxes or amounts in respect of such charges, fees, costs, expenses or duties must be deducted, or any other deductions must be made, from any amounts payable or paid pursuant to Section 11.1 or Section 11.2, such additional amounts must be paid by the applicable Party as may be necessary to ensure that the receiving party receives a net amount equal to the full amount which it would have received had payment not been made subject to such Taxes, charges, fees, costs, expenses or duties, provided that the parties will treat any indemnification payments as an adjustment to purchase price unless otherwise expressly required by Law.

     11.5 Survival. All of the representations and warranties contained in this Agreement shall survive for a period of eighteen (18) months from the Closing Date; provided, however, that representations and warranties relating to Taxes will survive until one (1) month following the expiration of the applicable period of time specified in the relevant statute during which the relevant authorities may bring a claim or make an assessment for Taxes ("Survival Period"). No Indemnified Party shall be entitled to make or give notice of any Loss with respect to the representations or warranties contained in this Agreement after the expiration of the applicable Survival Period, except that each Liability Claim initiated by an Indemnified Party prior to the expiration of the applicable Survival Period shall survive until it is settled or resolved.

     11.6 Limitations on Indemnity

          (a) None of First Magnus or the Representing Sellers will have any obligation to indemnify the Buyer Indemnified Parties pursuant to
          Section 11.1(a) (Breach of Representation or Warranty) for a claim (regardless of whether the claim arises or results from any claim from any third party or otherwise) until the amount of the Losses for a claim actually suffered by the Buyer Indemnified Parties in respect of such claim exceeds US$200,000 (the "SB Claim Threshold"). If the Buyer Indemnified Parties:

               (i) make a claim under Section 11.1(a) (Breach of Representation and Warranty) (regardless of whether such claim arises or results from any claim from any third party or otherwise) for any Losses actually suffered by the Buyer Indemnified Parties that exceed the SB Claim Threshold, the Representing Sellers or First Magnus, as the case may be, shall indemnify the Buyer Indemnified Parties for the entire amount of such Losses (including, without limitation, in respect of any Losses below the SB Claim Threshold) for the claim, subject to the limitations set forth below in Section 11.6(c); or

               (ii) make a claim under Section 11.1(b) (Breach of Covenant or Agreement) in respect of any Losses actually suffered for breach of any covenant, obligation or agreement of First Magnus or the Representing Sellers or under Section 11.1(c) (Taxes) or 11.1(d) (Selling Expenses), the Representing Sellers and First Magnus shall indemnify the Buyer Indemnified Parties for the entire amount of such Losses subject to the limitations set forth below in Section 11.6(c); it being understood, acknowledged and agreed by the Parties that the SB Claim Threshold shall not apply to such claims.

          (b) The Buyer will have no obligation to indemnify the Seller Indemnified Parties pursuant to Section 11.2 of this Agreement for a claim (regardless of whether such claim arises or results from any claim from any third party or otherwise):

          provided however if the Seller Indemnified Parties;

               (i) make a claim (other than a Third Party Claim (as defined) under Section 11.2(a) (Breach of Representation or Warranty) for any Losses actually suffered by a Seller Indemnified Parties, or for purposes of measuring the Loss, the Buyer or its Affiliates that exceed the SB Claim Threshold, the Buyer shall indemnify the Seller Indemnified Parties for the entire amount of such Losses (including, without limitation, in respect of any Losses below the SB Claim Threshold) provided the fair market value of a WNS Share (or if exchanged or converted, its equivalent) at the time such claim arises (and not at the time the claim is made, notified, processed or otherwise) is below GBP 3.50 per WNS Share (or if exchanged or converted, its equivalent) (the "Pound3.50 Seller Claim Condition") and subject to the limitations set forth below in Section 11(d); or

               (ii) make a claim under any part of Section 11.2 based on a Loss resulting to a Seller Indemnified Party from a claim on a Seller Indemnified Party from a Third Party (a "Third Party Claim"), for any Losses actually suffered by the Seller Indemnified Parties that exceeds the SB Claim Threshold, the Buyer shall indemnify the Seller Indemnified Parties for the entire amount of such Losses (including, without limitation, in respect of any Losses below the SB Claim Threshold); provided, however that the Buyer will have the opportunity to defend the claim in accordance with Section 11.3(b); and provided further that if the Buyer does proceed diligently to defend such claim pursuant to Section 11.3(b) and satisfies such Losses then the Buyer shall not be further obligated to indemnify the Seller Indemnified Parties unless the Pound3.50 Seller Claim Condition is satisfied; or

               (iii) make a claim under Section 11.2(b) (Covenants and Agreements) in respect of any Losses actually suffered for breach of any covenant, obligation or agreement of the Buyer under Section 11.2(c) (Post-Closing Tax Matters) or

          Section 11.2(d) (Buyer Transfer Taxes), in each case arising as a result of a non-Third Party Claim, the Buyer shall indemnify the Seller Indemnified Parties for the entire amount of such Losses subject to the limitations set forth below at the end of this subsection (c) and Section 11.6(d) and provided that the Pound3.50 Seller Claim Condition is satisfied; it being understood, acknowledged and agreed by the Parties that the SB Claim Threshold shall not apply to such claims.

     Notwithstanding the foregoing, the maximum amount that the Seller Indemnified Parties may claim hereunder in respect of a single claim under
     Section 11.6(b) shall not exceed the Sellers, percentage shareholding of the total issued and outstanding shares of the Buyer at the time the claim arises (and not at the time the claim is made, notified, processed or otherwise); provided, however, that such amount shall not exceed six percent (6%) of the total value of the Loss suffered by the Buyer as a result of the matter that forms the basis of such claim.

          (c) The obligations of First Magnus and the Representing Sellers to indemnify the Buyer Indemnified Parties under Sections 11.1(a) (Breach of Representation and Warranty) and 11.1(b) (Breach of Covenants) in respect of all claims under Sections 11.1(a) (Breach of Representation and Warranty) and 11.1(b) (Breach of Covenants) shall not exceed the lower of (the "Indemnity Cap"):

               (i) US $19,000,000 and

               (ii) an amount in US dollars (at the then-prevailing US Dollar-GBP exchange rate published in the European Wall Street Journal) that is the product of:

                    (1) the then-current fair market value of a WNS Share at the time the claim arises (and not at the time the claim is made, notified, processed or otherwise) and

                    (2) the total number of WNS Shares issued to the Sellers
               under this Agreement.

          Notwithstanding any provision of this Agreement, the Indemnity Cap shall not apply to any claims

               (i) in respect of any inaccuracy in or a breach of the representations and warranties contained in Sections 4.2 (Good Title) and Section 4.4 (Capitalization of the Company) and Section 5A.3 (Good Title Representation and Warranty by First Magnus) (but only vis-a-vis First Magnus);

               (ii) in respect of a breach of the covenants, obligations and/or agreements contained in Section 8.1(vii)(Liabilities Outside the Ordinary Course of Business), (viii)(Capital Expenditures) and
          (x)(Litigation) and a breach of this Article 11;

               (iii) based on fraud in connection with this Agreement, the Escrow Agreement, any officers certificates delivered hereunder or the transactions contemplated hereby and thereby; and/or

               (iv) under Sections 11.1(c) (Pre-Closing Taxes) and 11.1(d) (Selling Expenses).

               (d) The obligations of the Buyer to indemnify the Seller Indemnified Parties under Sections 11.2(a) (Breach of Representation and Warranty) and 11.2(b) (Breach of Covenants) in respect of all claims under Sections 11.2(a) and Section 11.2(b) shall not exceed US$ 19,000,000; provided, however, that, notwithstanding any provision of this Agreement, this limitation shall not apply to any claims (W) in respect of any inaccuracy in or a breach of the representations and warranties contained in Sections 6.2 (WNS Shares) and 6.4 (Capitalization of the Buyer), (X) in respect of a breach of this
          Article 11; (Y) based on fraud in connection with this Agreement and the Escrow Agreements, any officers certificates delivered hereunder or the transactions contemplated hereby and thereby; and/ or (Z) under Sections 11.2(c) (Post-Closing Taxes) and 11.2(d) (Buyer Transfer Taxes).

     11.7 Adjustment for Insurance Benefit. Any indemnification payable in accordance with this Section 11.7 shall be net of any amounts actually recovered (after deducting related costs and expenses) by the Indemnified Party for the Losses for which such indemnification payment is made under any insurance policy, warranty or indemnity from any Person other than a party hereto. Each Party agrees to waive as against the other any rights of subrogation (if applicable) it may have with regard to insurance, and an Indemnified Person shall use reasonable efforts to collect any amounts available under any such insurance policy, warranty or indemnity from any Person other than a party hereto.

     11.8 Sole and Exclusive Remedy. Except in respect of breaches of the representations, warranties and covenants contained in Section 5(B) (Accredited Investor Representations), the indemnities provided for in this Article 11 shall be the sole and exclusive remedies of the Indemnified Parties under this Agreement. The Parties shall not be entitled to a rescission of this Agreement, or to any further indemnification rights or other claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise, including, without limitation, under the Racketeer Influence and Corrupt Organizations Act of 1970, as amended), all of which the Parties hereby waive; provided, however, nothing herein is intended to waive any claims for fraud.

                            ARTICLE 12: MISCELLANEOUS

     12.1 Further Assurances. From and after the date of this Agreement, at the request of the Buyer, the Shareholder Representative shall execute and deliver or cause to be executed and delivered to the Buyer or the Company such deeds, bills of sale, assignments or other instruments to the Buyer or the Company in addition to those required by this Agreement, as the Buyer or the Company may reasonably request, in order to implement the transactions contemplated by this Agreement.

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

     12.2 Expenses. Except and unless as specifically noted herein, each of the parties hereto shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     12.3 No Assignment. The rights and obligations of the Parties hereunder may not be assigned without the prior written consent of the other Party hereto. Notwithstanding the previous sentence, the Buyer may, without the consent of the Sellers, assign its rights under this Agreement to any lender of the Buyer or to any Affiliate or any Subsidiary of the Buyer so long as Buyer shall remain responsible for its obligations hereunder.

     12.4 Headings. The headings contained in this Agreement are included for purposes of convenience only, and shall not affect the meaning or interpretation of this Agreement.

     12.5 Integration, Modification and Waiver. This Agreement, together with the Exhibits, Schedules and certificates or other instruments delivered hereunder, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the Buyer. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a continuing waiver unless otherwise specified in an express written waiver signed by each of the party or parties to be bound by it. No waiver shall be binding unless executed in writing by the Party making the waiver.

     12.6 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. Any notice to be provided to, or any consent to be obtained from, the Sellers shall mean that such notice shall be provided to, or such consent shall be obtained from, the Shareholder Representative, acting for and on behalf of the Sellers.

     12.7 Severability. If any provision of this Agreement or the application of any provision hereof to any Party or circumstance shall, to any extent, be adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby.

     12.8 Notices. Except as expressly set forth herein, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched) or four (4) Business Days after having been dispatched by an internationally recognized overnight courier service to the appropriate party at the address or facsimile number specified below (unless being sent from

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

and to an address in the United States, in which case the length of the time shall be one (1) Business Day (instead of four (4)):

          If to the Sellers (Other than First Magnus):

             Mr. Vivek Shivpuri
             Attn:  Shareholder Representative
             7520 East Placita Ventana Nayes,
             Tucson, Arizona 85750, USA
             Facsimile No.: +1 520 202-9711

          If to First Magnus:

             First Magnus Financial Corporation
             603 North Wilmot
             Tucson, Arizona 85711, USA
             Attn: General Counsel - Douglas Lemke
             Facsimile: +1 520 202-0223

          with a copy in each case to:

             Thompson Legal Advisory Services
             229 Brannan Street, Suite 18G
             San Francisco, CA  94107, USA
             Attention: Tamara L. Thompson
             Facsimile: + 1 415 896-5166

             If to the Buyer:

             WNS Global Services (P) Ltd.
             Gate No. 4, Godrej & Boyce Complex,
             Pirojshanagar, Vikhroli(W),
             Mumbai 400079, INDIA.
             Attention: Mr. Zubin Dubash
             Facsimile No.: +91 22 2518 8311

             with a copy to:

             P&A Law Offices
             1st Floor, Dr. Gopal Das Bhavan
             28, Barakhamba Road
             New Delhi 110 001, INDIA
             Attention: Mr. Anand Pathak
             Facsimile: +91 11 2335 3761

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

     Any Party hereto may change its address or facsimile number for the purposes of this Section 12.8 by giving notice as provided herein.

     12.9 Dispute Resolution.

          (a) All disputes arising directly under or in connection with this Agreement, the validity of this Agreement or the grounds for termination thereof, including whether any payments may be due under this Agreement and if so on what terms and value, shall be resolved as follows: A representative of the senior management of the Buyer and the Shareholder Representative shall meet within 30 (thirty) calendar days of such dispute arising at the head office of the Company in USA to attempt to resolve any such dispute. The meetings shall be conducted in English. If the dispute cannot be resolved within 30 calendar days of such meeting, either of the representatives may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within thirty (30) days after such written notification, the Parties shall meet for one day at the head office of the Company in USA with an impartial mediator who is conversant in the English language jointly selected by such representatives and consider dispute resolution alternatives other than litigation. The meetings shall be conducted in English. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after such one-day meeting, either representative may begin litigation proceedings in the courts of Delaware, which shall have exclusive jurisdiction in relation to all such disputes referred to in this Section 12.9(a).

          (b) Notwithstanding the provisions of Section 12.9(a), each of the Buyer and the Shareholders or the Shareholder Representatives shall have the right, without the requirement of first seeking a remedy through any dispute resolution alternative (including arbitration) that has been agreed upon, only to seek preliminary injunctive or other equitable relief in any proper court in the event that such Person determines that eventual redress through the dispute resolution alternative will not provide a sufficient remedy for any violation of this Agreement.

          (c) In no event shall disputes under any employment agreements, or relating to any offers of employment to current employees of the Company, be governed by this Section 12.9.

     12.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware in the United States of America without regard to principles of conflicts of law. The Parties hereto expressly submit to the exclusive jurisdiction of the courts of the State of Delaware subject to Section 12.9(a) and (b). Upon the rendering of a judgment by a court of competent jurisdiction in the State of Delaware against any Party, the other Parties shall be entitled to enforce such judgment against such other Party wherever the assets of such first Party are located (including, if necessary or advisable, by seeking an order from a court of competent jurisdiction in the jurisdiction where such assets are located).

     12.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.12 Waiver and Release. Each Representing Sellers and First Magnus hereby irrevocably and forever waives and releases the Company, its Subsidiaries and Affiliates and the Buyer and their respective officers and directors, (i) from any and all claims now or hereafter arising in respect of the consideration received by him or it (as the case may be) pursuant to the transactions contemplated hereby, and (ii) regarding any claim based upon or relating to unfair treatment in connection with the payment of the Transaction Consideration or any portion thereof and his or its (as the case may be) entitlement thereto or discrimination in the determination of the amount paid to him or it (as the case may be)or the nature of the consideration received by him or it (as the case may be) so long as in each case, the consideration specified in Schedule
2.2 (iii) of the Agreement against his or its (as the case may be) name is paid to him or it (as the case may be).

          IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Stock Purchase Agreement as of the day and year first above written.

                                        WNS HOLDINGS LTD.


                                        By:     /s/ Zubin Dubash
                                            ------------------------------------
                                        Name:       Zubin Dubash
                                              ----------------------------------
                                        Title:      Group CFO
                                               ---------------------------------


                                        TRINITY PARTNERS INCORPORATED


                                        By:     /s/ Vivek Shivpuri
                                            ------------------------------------
                                        Name: Vivek Shivpuri
                                        Title: President


                                        FIRST MAGNUS FINANCIAL CORPORATION


                                        By:     /s/ Gurpreet S.Jaggi
                                            ------------------------------------
                                        Name: Gurpreet S. Jaggi
                                        Title: President


                                        FIRST MAGNUS CONSULTING LLC


                                        By:     /s/ Gurpreet S. Jaggi
                                            ------------------------------------
                                        Name: Gurpreet S. Jaggi
                                        Title: Manager

                                        /s/ Vivek Shivpuri
                                        ----------------------------------------
                                        VIVEK SHIVPURI

                                        /s/ Arvind Srivasava
                                        ----------------------------------------
                                        ARVIND SRIVASAVA

                                        /s/ Amit Gujral
                                        ----------------------------------------
                                        AMIT GUJRAL

                                        /s/ Francesco Paola
                                        ----------------------------------------
                                        FRANCESCO PAOLA

                SIGNATURE PAGE TO THE WNS TRINITY STOCK PURCHASE
                             AGREEMENT (PAGE 1 OF 2)

                                        /s/ Vivek Shivpuri
                                        ----------------------------------------
                                        VIVEK SHIVPURI, IN HIS CAPACITY AS THE
                                        SHAREHOLDER REPRESENTATIVE FOR
                                        THE SHAREHOLDERS LISTED ON
                                        ANNEXURE 1

                SIGNATURE PAGE TO THE WNS TRINITY STOCK PURCHASE
                             AGREEMENT (PAGE 2 OF 2)

                                   ANNEXURE 1

                                    EXHIBIT A

                                  CORE MEMBERS

                                    EXHIBIT B

                                ESCROW AGREEMENT

                                    EXHIBIT C

                 FIRST MAGNUS MASTER SERVICE AGREEMENT AMENDMENT

                                    EXHIBIT D

                              EMPLOYMENT AGREEMENTS

                                    EXHIBIT E

                            SELLERS TITLE CERTIFICATE

                                    EXHIBIT F

                                DEED OF ADHERENCE

                                       70